Exhibit 10.27

EXECUTION VERSION

DATED 14 December 2015

HC GLASGOW S.À R.L.

as Borrower

arranged by

LLOYDS BANK PLC

with

LLOYDS BANK PLC

acting as Agent

and

LLOYDS BANK PLC

acting as Security Agent

£28,075,000 FACILITY AGREEMENT

K&L Gates LLP

One New Change London EC4M 9AF

Tel: +44 (0)20 7648 9000

Fax: +44 (0)20 7648 9001

Ref: 6014270/00002

27.	APPLICATION OF PROCEEDS	139

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	141

29.	SHARING AMONG THE FINANCE PARTIES	141

30.	PAYMENT MECHANICS	143

31.	SET-OFF	146

32.	NOTICES	147

33.	CALCULATIONS AND CERTIFICATES	149

34.	PARTIAL INVALIDITY	150

35.	REMEDIES AND WAIVERS	150

36.	AMENDMENTS AND WAIVERS	150

37.	CONFIDENTIALITY	152

38.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	158

39.	COUNTERPARTS	159

40.	GOVERNING LAW	160

41.	ENFORCEMENT	160

SCHEDULE 1		162

	The Original Parties and the Property	162

	Part I	162

	The Original Lender	162

	Part II	163

	The Original Hedge Counterparty	163

	Part IV	164

	Property	164

SCHEDULE 2		165

	Conditions Precedent	165

SCHEDULE 3		171

	Utilisation Request	171

SCHEDULE 4	173

Form of Transfer Certificate	173

SCHEDULE 5	177

Form of Assignment Agreement	177

SCHEDULE 6	181

Form of Hedge Counterparty Accession Letter	181

SCHEDULE 7	182

Form of Compliance Certificate	182

SCHEDULE 8	184

Timetables	184

THIS AGREEMENT is dated 14 December 2015 and made between:

(1)	HC GLASGOW S.À R.L. a private limited liability company (société à responsabilité limitée) organised and established under the laws of Luxembourg, having its registered office at 9A, Boulevard Prince Henri, L-1724 Luxembourg, with a share capital of GBP 15,132.19 and registered with the Luxembourg Companies Register under number B199341 (the "Borrower");

(2)	LLOYDS BANK PLC as mandated lead arranger (the "Arranger");

(3)	THE FINANCIAL INSTITUTION listed in Part I of Schedule 1 (The Original Parties and the Property) as lender (the "Original Lender");

(4)	THE FINANCIAL INSTITUTION listed in Part II of Schedule 1 (The Original Parties and the Property) as hedge counterparty (the "Original Hedge Counterparty");

(5)	LLOYDS BANK PLC as agent of the other Finance Parties (the "Agent"); and

(6)	LLOYDS BANK PLC as security trustee for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"1992 ISDA Master Agreement" means the Master Agreement (Multicurrency – Cross Border) as published by the International Swaps and Derivatives Association, Inc.

"2002 ISDA Master Agreement" means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

"Account" means the General Account, the Deposit Account, the Disposals Account or the Rent Account.

"Account Bank" means Lloyds Bank PLC or any other bank approved by the Agent to which an Account is moved pursuant to Clause 17.2 (Account Bank).

"Acquisition Document" means each agreement pursuant to which an Obligor acquired the Property, any interest in the Property or any shares in the Borrower.

"Additional Hedge Counterparty" means a bank or financial institution which becomes a Hedge Counterparty in accordance with Clause 24.8 (Additional Hedge Counterparties).

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"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreement for Lease" means an agreement to grant an Occupational Lease for all or part of the Property.

"Assignation of Rent" means an assignation of rent derived from the Property entered into or to be entered into by the Borrower in favour of the Security Agent in an agreed form.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling 20 Business Days after the date of this Agreement.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Balance Sheet Management Transaction" means:

(a)	a Securitisation;

(b)	a syndication, loan tranching, bifurcation or any form of distribution of credit exposure (including synthetic or off balance sheet distribution of credit exposure) of the whole or any part of the Facility;

(c)	any other transaction intended to have a similar effect.

"Break Costs" means the amount (if any) by which:

(a)	the interest (prior to a Securitisation, excluding Margin, and, on and after a Securitisation, including Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

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exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Break Gains" means the amount (if any) by which:

(a)	a Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the then current Interest Period;

exceeds:

(b)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the then current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and in Luxembourg.

"Cash Trap Event" means the occurrence of any of the following:

(a)	Three Month Projected Interest Cover on any Interest Payment Date is 400 per cent. or less;

(b)	Twelve Month Projected Interest Cover on any Interest Payment Date is 400 per cent. or less;

(c)	Loan to Value is at any time equal to or greater than 55 per cent.; or

(d)	Loan to Vacant Possession Value is at any time equal to or greater than 102.5 per cent.

"CMBS Confirmation Letter" means the letter dated on or about the date of this Agreement between the Arranger and the Borrower relating to the possibility of the Original Lender entering into a Balance Sheet Management Transaction in relation to the Loans.

"Code" means the US Internal Revenue Code of 1986 as amended.

"Company" means ARC Global II (UK) Holdings S.à r.l.

"Commitment" means:

(a)	in relation to the Original Lender, the amount set opposite its name under the heading "Commitment" in Part I of Schedule 1 (The Original Parties and the Property) and the amount of any other Commitment transferred to it under this Agreement; and

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(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compensation Prepayment Proceeds" means the proceeds of all compensation and damages for the compulsory purchase of, or any blight or disturbance affecting, the Property.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Obligor or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37.1 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

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"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

"Contaminative Use" means any use of land which is specified as being contaminative by any Environmental Law or regulation or any use of or activity on land which requires an Environmental Permit or which could result in an Environmental Claim.

"Credit Participation" means, in relation to a Lender or a Hedge Counterparty, the aggregate of:

(a)	its aggregate Commitments, if any (or if the Total Commitments have been reduced to zero, its aggregate Commitments immediately prior to the reduction); and

(b)	to the extent that any hedging transaction of that Hedge Counterparty under any Hedging Agreement has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to that Hedge Counterparty under that Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that that amount is unpaid (that amount to be certified by that Hedge Counterparty and calculated in accordance with the relevant Hedging Agreement).

"CTA" means the Corporation Tax Act 2009.

"Dangerous Substance" means any natural or artificial substance (whether in the form of a solid, liquid, gas, vapour or any other form, and whether alone or in combination with any other substance) capable of causing harm to the Environment or damaging the Environment or public health or welfare including any noxious, hazardous, toxic, radioactive, dangerous, special or controlled waste or other polluting substance or matter.

"Debt Purchase Transaction" means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to an assignment, transfer or sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

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"Delegate" means any delegate, sub-delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Deposit Account" means any account designated as such under Clause 17.1 (Designation of Accounts) and includes any replacement of that account.

"Disposal Proceeds" means the gross disposal proceeds derived from the disposal of the Property or the shares in the Borrower in accordance with paragraph (c) of Clause 21.4 (Disposals) less an amount determined by the Agent as the reasonable costs and expenses associated with that disposal.

"Disposals Account" means any account designated as such under Clause 17.1 (Designation of Accounts) and includes any replacement of that account.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Duty of Care Agreement" means a duty of care agreement entered into or to be entered into by a Managing Agent, the Borrower and the Security Agent in an agreed form.

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

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"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the property owned or used by the Borrower.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Excluded Recovery Proceeds" means any proceeds of a Recovery Claim which the Borrower notifies the Agent are, or are to be, applied:

(a)	to satisfy (or reimburse an Obligor which has discharged) any liability, charge or claim upon an Obligor by a person which is not an Obligor or an Affiliate of an Obligor; or

(b)	in the replacement, reinstatement and/or repair of assets of an Obligor which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as reasonably practicable after receipt (but in any event not later than 90 days after receipt).

"Existing Account" means an account or accounts held by the Borrower in Luxembourg subject to Security constituted by a Luxembourg Security Document.

"Extended Termination Date" means the date falling four years and 6 Months after the first Interest Payment Date falling after the date of this Agreement (being, for the avoidance of any doubt, 15 April 2016).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2.1.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

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"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law, regulation or other official guidance referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law, regulation or other official guidance referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between any of the Arranger, the Agent or the Security Agent and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document" means this Agreement, any Security Document, any Hedging Agreement, each Transfer Certificate, each Assignment Agreement, the Margin Letter, the CMBS Confirmation Letter, the Duty of Care Agreement, any Fee Letter, any Hedge Counterparty Accession Letter, the Subordination Agreement or any other document designated as such by the Agent and the Borrower.

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"Finance Party" means the Agent, the Security Agent, the Arranger, a Hedge Counterparty, a Servicer (if any) or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"Fitch" means Fitch Ratings Limited and any successor or successors thereto.

"Floating Charge" means the bond and floating charge entered into or to be entered into by the Borrower in favour of the Security Agent in an agreed form.

"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

"GAAP" means generally accepted accounting principles in the jurisdiction of incorporation of the Borrower.

"General Account" means the account designated as such under Clause 17.1 (Designation of Accounts) and includes any replacement of that Account.

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"Group" means the Parent and each of its subsidiaries including the Company and the Borrower.

"Hedge Counterparty" means the Original Hedge Counterparty or any Additional Hedge Counterparty.

"Hedge Counterparty Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Hedge Counterparty Accession Letter).

"Hedging Agreement" means any master agreement, confirmation, transaction, schedule or other agreement in agreed form entered into or to be entered into by the Borrower for the purpose of hedging interest payable under this Agreement.

"Hedging Prepayment Proceeds" means any amount payable to the Borrower as a result of termination or closing out under a Hedging Agreement.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Initial Valuation" means the Valuation of the Property supplied to the Agent as a condition precedent under this Agreement on or before the Utilisation Date.

"Insurance Prepayment Proceeds" means any proceeds of Insurances required to be paid into the Deposit Account in accordance with paragraph (i) of Clause 22.10 (Insurances).

"Insurances" means any contract of insurance required under Clause 22.10 (Insurances).

"Intellectual Property" means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of the Borrower (which may now or in the future subsist).

"Interest Payment Date" means 15 January, 15 April, 15 July and 15 October in each year and the Termination Date, with the first Interest Payment Date being 15 April 2016. If, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

"ISDA Master Agreement" means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement.

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"ITA" means the Income Tax Act 2007.

"Lease Document" means:

(a)	an Agreement for Lease;

(b)	an Occupational Lease; or

(c)	any other document designated as such by the Agent and the Borrower.

"Lease Prepayment Proceeds" means any premium or other amount paid to the Borrower in respect of any agreement to amend, supplement, extend, waive, surrender, renounce or release a Lease Document.

"Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the limitation of the enforcement of the terms of leases of real property by laws of general application to those leases;

(d)	similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and

(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Agent as a condition precedent under this Agreement on or before the Utilisation Date.

"Lender" means:

(a)	the Original Lender; and

(b)	any other person which has become a Lender in accordance with Clause 24 (Changes to the Lenders and Hedge Counterparties),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for sterling and for a period equal in length to the Interest Period of that Loan; or

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(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate),

and if in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"LMA" means the Loan Market Association.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Loan to Vacant Possession Value" means, at any time, the Loans, less (i) so much of the amount standing to the credit of the Disposals Account as is required to be applied in prepayment of the Loans and (ii) any amount standing to the credit of the Deposit Account other than for the purposes of (A) determining whether a Cash Trap Event has been continuing for purposes of paragraphs (d) and (e) of Clause 17.4 (Deposit Account) and/or (B) paragraphs (b) and (c) of Clause 20.4 (Remediation), as a percentage of the aggregate market value of the Property with vacant possession (determined in accordance with the most recent Valuation of the Property at that time).

"Loan to Value" means, at any time, the Loans (for the avoidance of doubt taking into account any previous repayment or prepayment of the Loans), less (i) so much of the amount standing to the credit of the Disposals Account as is required to be applied in prepayment of the Loans and (ii) any amount standing to the credit of the Deposit Account other than for the purposes of (A) determining whether a Cash Trap Event has been continuing for purposes of paragraphs (d) and (e) of Clause 17.4 (Deposit Account) and/or (B) paragraphs (b) and (c) of Clause 20.4 (Remediation), as a percentage of the aggregate market value of the Property (determined in accordance with the most recent Valuation of the Property at that time).

"Luxembourg" means the Grand Duchy of Luxembourg.

"Luxembourg Companies Register" means the Luxembourg Register of Commerce and Companies.

"Luxembourg Security Document" means:

(a)	a Luxembourg share pledge over the Company’s shares in the Borrower in favour of the Security Agent pursuant to a share pledge agreement dated on or about the Utilisation Date;

(b)	a Luxembourg claims pledge granted by the Company over all intra-group loans made by the Company to the Borrower in favour of the Security Agent pursuant to a claims pledge agreement dated on or about the Utilisation Date;

(c)	a pledge over all Existing Accounts located in Luxembourg governed by Luxembourg law executed by the Borrower as pledgor and the Security Agent; and

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(d)	any other document designated a "Luxembourg Security Document" by the Security Agent and the Borrower.

"Majority Lenders" means:

(a)	a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction; and

(b)	at any time following the Agent taking any action under Clause 23.18 (Acceleration), those Lenders and/or Hedge Counterparties whose Credit Participations at that time aggregate more than 66 2/3% of the aggregate Credit Participations at that time.

"Managing Agent" means Moor Park Capital Global II Advisors Limited or any other managing agent appointed by the Borrower in respect of the Property in accordance with Clause 22.9 (Managing Agents).

"Managing Agent Agreement" means any agreement, in form and substance satisfactory to the Agent, between a Managing Agent and the Borrower in relation to the Management of the Property.

"Margin" has the meaning given to that term in the Margin Letter.

"Margin Letter" means the letter dated on or about the date of this Agreement between the Agent and the Borrower relating to the interest rate to be applied to the Loan.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, assets or condition of the Borrower; or

(b)	the ownership, condition or use of the Property; or

(c)	the ability of any Obligor to perform any of its obligations under the Finance Documents; or

(d)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of the Security Documents; or

(e)	the rights or remedies of any Finance Party under any of the Finance Documents.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

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(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Moody’s" means Moody’s Investors Service Ltd, and any successor or successors thereto.

"Moor Park" means Moor Park Capital Partners LLP (a limited liability partnership registered in England and Wales with registered number OC322290).

"Net Rental Income" means Rental Income other than Tenant Contributions.

"New Lender" has the meaning given to that term in Clause 24 (Changes to the Lenders and Hedge Counterparties).

"Obligor" means the Company or the Borrower.

"Occupational Lease" means any lease or licence or other right of occupation or right to receive rent to which the Property may at any time be subject and includes any guarantee of a tenant's obligations under the same.

"Original Financial Statements" means in respect of the Borrower a balance sheet for the Borrower as at 5.30 pm on the Utilisation Date.

"Original Jurisdiction" means, in relation to any Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Original Termination Date" means the date falling three years and 6 Months after the first Interest Payment Date falling after the date of this Agreement (being, for the avoidance of any doubt, 15 April 2016).

"Parent" means American Realty Capital Global Trust II, Inc., a Maryland corporation.

"Party" means a party to this Agreement.

"Permitted Payment" means a payment by the Borrower to the Company or any Subordinated Creditor out of moneys standing to the credit of the General Account in circumstances where no Default is continuing and no Default would result from the payment.

"Projected Interest Cover" means, as at any date both:

(a)	three month passing rental as a percentage of three month finance costs at that date ("Three Month Projected Interest Cover"); and

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(b)	twelve month passing rental as a percentage of twelve month finance costs at that date ("Twelve Month Projected Interest Cover").

For the purposes of this definition:

(i)	"three month calculation period" means a period of 3 months or, if less, the period from the date as at which the relevant calculation is made to the Termination Date;

(ii)	"twelve month calculation period" means a period of 12 months or, if less, the period from the date as at which the relevant calculation is made to the Termination Date;

(iii)	"three month finance costs" means the aggregate amount of interest and periodic fees payable to the Finance Parties under the Finance Documents during any three month calculation period in respect of which passing rental has been calculated;

(iv)	"twelve month finance costs" means the aggregate amount of interest and periodic fees payable to the Finance Parties under the Finance Documents during any twelve month calculation period in respect of which passing rental has been calculated;

(v)	"three month passing rental" means, as at any date, the passing net rental income that will be received on a regular periodical basis by the Borrower under the Lease Documents during each three month calculation period commencing on that date;

(vi)	"twelve month passing rental" means, as at any date, the passing net rental income that will be received on a regular periodical basis by the Borrower under the Lease Documents during each twelve month calculation period commencing on that date;

(vii)	in calculating three month finance costs and twelve month finance costs any amount payable or receivable by the Borrower during the relevant three month calculation period or twelve month calculation period, as the case may be, under any Hedging Agreements will be taken into account;

(viii)	other than for the purposes of paragraphs (b) and (c) of Clause 20.4 (Remediation) and/or determining whether a Cash Trap Event is continuing for the purposes of paragraphs (d) and (e) of Clause 17.4 (Deposit Account), in calculating three month finance costs and twelve month finance costs, any amount standing to the credit of the Deposit Account and/or so much of the amount standing to the credit of the Disposals Account as is required to be applied in prepayment of the Loans during the relevant three month calculation period or twelve month calculation period, as the case may be, will be deemed to have been applied in prepayment of the Loans at the start of that calculation period;

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(ix)	in calculating three month passing rental and twelve month passing rental:

(A)	a break clause under any Lease Document will be deemed to be exercised at the earliest date available to the relevant tenant;

(B)	net rental income for the whole of the relevant period will be ignored:

(1)	if payable by a tenant that is the Borrower or related to the Borrower;

(2)	if not payable under an unconditional and binding Lease Document; and

(3)	if payable by a tenant that is the subject of any corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.7 (Insolvency proceedings);

(C)	potential net rental income increases as a result of rent reviews will be ignored until unconditionally ascertained;

(D)	net rental income for the whole of the relevant period payable by a tenant that is more than one month in arrears on any of its rental payments will be ignored;

(E)	net rental income for the whole of the relevant period will be reduced by the amount of any deduction or withholding for or on account of Tax from that net rental income; and

(F)	net rental income for the whole of the relevant period will be reduced by the amounts (together with any related VAT) payable during the whole of the relevant period:

(1)	of sums payable under rates and insurance premia;

(2)	in respect of costs and expenses incurred in complying with applicable laws and regulations relating to the Property;

(3)	in respect of management, maintenance, repair or similar fees, costs and expenses in relation to the Property; and

(4)	in respect of the provision of services relating to the Property,

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to the extent that any of those items are not funded by the tenant (or any guarantor thereof), by way of Tenant Contributions or otherwise, under the Lease Documents provided that if any tenant is obliged to fund such items but the net rental income of that tenant is excluded from the calculation of passing rental as a result of the operation of any provisions of this Agreement, net rental income shall be reduced by such amounts; and

(x)	the Borrower shall, at the request of the Agent, calculate Three Month Projected Interest Cover and Twelve Month Projected Interest Cover but if the Borrower does not provide a calculation when requested by the Agent or the Agent disagrees with the calculation or any amounts projected to be received or paid during the relevant period then the Agent may calculate such Three Month Projected Interest Cover and/or Twelve Month Projected Interest Cover (and the Agent may instruct such professional advisers or other experts as it may deem necessary or advisable for this purpose) and that calculation of the Agent shall prevail over any calculation of the Borrower.

"Property" means the property listed in Part III of Schedule 1 (The Original Parties and the Property) as described in a Security Document and, where the context so requires, includes the buildings on the Property.

"Property Protection Loan" means a loan made by a Lender to the Borrower to finance:

(c)	the payment of any premium for insurance, or any cost or expense required to keep any insurance in force, in accordance with this Agreement;

(d)	the payment of any amount under any Hedging Agreement;

(e)	the payment of any amount which, in the opinion of the Lender concerned, is required to preserve or protect any Security Asset,

in circumstances where the Borrower is obliged under a Finance Document but has failed to pay the relevant amount.

"Property Report" means, in respect of the Property, any certificate of or report on title (including any Certificate of Title in the form of the City of London Law Society (Seventh Edition 2012) Wrapper) and any other environmental report, insurance report or any other report or survey relating to the Property supplied to the Agent under this Agreement.

"Qualifying Lender" has the meaning given to it in Clause 12 (Tax gross up and indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, the first day of that period unless market practice differs in the Relevant Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

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"Rating Agency" means:

(a)	Fitch, Moody's or S&P (or, in each case, its successor rating business); and

(b)	any other rating agency or any other person engaged by any Finance Party to provide a rating of any debt instrument to be issued in connection with any Balance Sheet Management Transaction.

"Rating Criteria" means:

(a)	in relation to a bank (other than the Agent) at which an Account or a Managing Agent's account is held:

(i)	ratings of at least F1 by Fitch, P-1 by Moody's and A-1 by S&P (or, in each case, its successor rating business) in respect of its short term instruments; and

(ii)	ratings of at least A- by Fitch and A3 by Moody's and A- by S&P (or, in each case, its successor rating business) in respect of its long term instruments in each case with a stable outlook or better;

(b)	in relation to any insurance company or underwriter, a financial strength rating of at least A- by S&P or at least A- by Fitch or at least A3 by Moody's (or, in each case, its successor rating business) with, in each case, a stable outlook or better; and

(c)	in relation to a Hedge Counterparty:

(i)	ratings of at least F1 by Fitch, P-1 by Moody's and A-1 by S&P (or, in each case, its successor rating business) in respect of its short term instruments; and

(ii)	ratings of at least A- by S&P, A3 by Moody's and A- by Fitch (or its successor rating business) in respect of long term instruments with a stable outlook or better,

and in each case where such long or short term instruments are unsecured debt instruments which are neither subordinated nor guaranteed.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Recovery Prepayment Proceeds" means the proceeds of a claim (a "Recovery Claim") against:

(a)	the vendor (or any of its Affiliates (or any employee, officer or adviser)) of the Property or the shares in the Borrower; or

(b)	the provider of any Property Report or the provider of any other due diligence report (in its capacity as provider of the same) in connection with the acquisition, development, financing or refinancing of the Property or the shares in the Borrower,

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except for Excluded Recovery Proceeds, and after deducting:

(i)	any reasonable expenses incurred by an Obligor to a person who is not an Obligor or Affiliate of an Obligor;

(ii)	any Tax incurred and required to be paid by an Obligor (as reasonably determined by that Obligor on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.

"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in sterling for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means the principal London offices of Barclays Bank PLC, HSBC Bank plc and The Royal Bank of Scotland plc or such other entities as may be appointed by the Agent in consultation with the Borrower.

"Regulation" means The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Legal Matters" means matters of law set out in any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent).

"Relevant Market" means the London interbank market.

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"Relevant Jurisdiction" means, in relation to the Borrower:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Rent Account" means any account designated as such under Clause 17.1 (Designation of Accounts) and includes any replacement of that Account.

"Rental Income" means the aggregate of all amounts paid or payable to or for the account of the Borrower in connection with the letting, licence or grant of other rights of use or occupation of any part of the Property, including each of the following amounts:

(a)	rent, licence fees and equivalent amounts paid or payable;

(b)	any sum received or receivable from any deposit held as security for performance of a tenant's obligations;

(c)	a sum equal to any apportionment of rent allowed in favour of the Borrower;

(d)	any other moneys paid or payable in respect of occupation and/or usage of the Property and any fixture and fitting on the Property including any fixture or fitting on the Property for display or advertisement, on licence or otherwise;

(e)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent;

(f)	any sum paid or payable, or the value of any consideration given, for the grant, surrender, amendment, supplement , waiver, extension or release of any Lease Document;

(g)	any sum paid or payable in respect of a breach of covenant or dilapidations under any Lease Document;

(h)	any sum paid or payable by or distribution received or receivable from any guarantor of any occupational tenant under any Lease Document;

(i)	any Tenant Contributions; and

(j)	any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of, any sum referred to above less any related fees and expenses incurred (which have not been reimbursed by another person) by the Borrower.

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"Repeating Representations" means each of the representations set out in Clause 18.1 (Status) to Clause 18.6 (Governing law and enforcement) and Clause 18.10 (VAT) to Clause 18.23 (Ownership) and Clause 18.33 (Domiciliation).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Restricted Affiliate" means each Obligor and their respective Affiliates, any trust of which an Obligor or any of their Affiliates is a trustee, any partnership of which an Obligor or any of their Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Obligor or any of their Affiliates and any person with whom any Obligor or their respective Affiliates is or are acting in concert (as defined in Clause 7.2 (Change of Control)).

"S&P" means Standard & Poor’s Credit Market Services Europe Limited and any successor or successors thereto.

"Sanctioned Person" means a person that is listed on, or owned or controlled by, or acting on behalf of, a person listed on any Sanctions List, or who is otherwise the target of Sanctions.

"Sanctions" means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority.

"Sanctions Authority" means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (iv) the respective governmental institutions and agencies of any of the foregoing, including the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Department of Commerce, and Her Majesty’s Treasury; and (v) any other governmental institution or agency with responsibility for imposing, administering or enforcing Sanctions with jurisdiction over any Finance Party or any member of the Group (together, "Sanctions Authorities").

"Sanctions List" means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Denied Persons List maintained by the US Department of Commerce, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury or any other list issued or maintained by any Sanctions Authorities of persons subject to Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for sterling for the relevant period, displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

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"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Secured Party under each Finance Document.

"Secured Party" means a Finance Party, a Receiver or any Delegate.

"Securitisation" means any securitisation or transaction of broadly equivalent economic effect relating to, or using as a reference, the whole or part of the Loans (whether alone or in conjunction with other loans) through the issue of notes on the capital markets or privately.

"Security" means a mortgage, standard security, charge (fixed or floating), pledge, lien, assignment, assignation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Agreement" means a Security over the assets of an Obligor entered into or to be entered into by that Obligor in favour of the Security Agent in an agreed form.

"Security Asset" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Security Document" means:

(a)	a Security Agreement, the Standard Security, the Assignation of Rent, the Floating Charge or any Luxembourg Security Document;

(b)	any other document evidencing or creating Security over any asset to secure any obligation of any Obligor to a Secured Party under the Finance Documents; or

(c)	any other document designated as such by the Agent and the Borrower.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor or any other person in favour of the Security Agent as trustee for the Secured Parties; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.

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"Servicer" means any servicer or special servicer appointed by a Lender, including an issuer of any notes relating to a Securitisation.

"Specified Time" means a time determined in accordance with Schedule 8 (Timetables).

"Standard Security" means a standard security over the Property entered into or to be entered into by the Borrower in favour of the Security Agent in an agreed form.

"Subordinated Creditor" has the meaning given to it in the Subordination Agreement.

"Subordinated Liabilities" has the meaning given to it in the Subordination Agreement.

"Subordination Agreement" means the subordination agreement dated on or about the date of this Agreement between the Company, the Borrower, the Agent and the Security Agent.

"Subsidiary" means in relation to any partnership, company, corporation, unit trust or an unincorporated corporation (in this definition, an "entity"), an entity:

(a)	which is controlled, directly or indirectly, by the first mentioned entity;

(b)	more than half of the issued shares of which is beneficially owned, directly or indirectly by the first mentioned entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned entity,

and for this purpose, an entity shall be treated as being controlled by another if that other entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty, deduction, withholding, assessments, fees or other charges of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same). For the avoidance of doubt, 'tax' includes the community infrastructure levy under the Planning Act 2008 and related legislation.

"Tenant Contributions" means any amount paid or payable to the Borrower by any tenant under a Lease Document or any other occupier of the Property, by way of:

(a)	contribution to:

(i)	ground rent;

(ii)	insurance premia;

(iii)	the cost of an insurance valuation;

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(iv)	a service or other charge in respect of the Borrower's costs in connection with any management, repair, maintenance or similar obligation or in providing services to a tenant of, or with respect to, the Property; or

(v)	a reserve or sinking fund; or

(b)	VAT.

"Termination Date" means the Original Termination Date or, if the Agent has notified Moor Park of any extension pursuant to Clause 6.2 (Extension), the Extended Termination Date.

"Total Commitments" means the aggregate of the Total Commitments, being £28,075,000 at the date of this Agreement.

"Transaction Document" means:

(a)	a Finance Document;

(b)	a Lease Document;

(c)	an Acquisition Document;

(d)	a Managing Agent Agreement;

(e)	any document evidencing or under which Subordinated Liabilities are made available; or

(f)	any other document designated as such by the Agent and the Borrower.

"Transaction Security" means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Transferee" means any person with which a Finance Party enters into, or may enter into, any arrangement in respect of a Balance Sheet Management Transaction.

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"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	the Borrower if resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of the Utilisation, being the date on which the Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"Valuation" means a valuation of the Property, or as the context requires, the Property by the Valuer, supplied at the request of the Agent, addressed to the Finance Parties and prepared on the basis of the market value as that term is defined in the then current Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors and on the basis of both an open market value and market value with vacant possession.

"Valuer" means Colliers International Property Advisors UK LLP or any other surveyor or valuer appointed by the Agent.

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the "Agent", the "Arranger", any "Finance Party", any "Hedge Counterparty", any "Servicer", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

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(ii)	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Borrower and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	"disposal" includes a sale, transfer, assignment, assignation, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and "dispose" will be construed accordingly;

(v)	references to "the Lenders" in "acting on the instructions of the Lenders", "consent of the Lenders", "approved by the Lenders", "as the Lenders may agree", "discretion of the Lenders" and "directed by the Lenders" means, for the avoidance of doubt but subject to the application of Clause 24.11(b)(ii) (Prohibition on debt purchase transactions) (A) all the Lenders or (B) at any time following the Agent taking any action under Clause 23.18 (Acceleration), all of the Lenders and all of the Hedge Counterparties;

(vi)	a "Finance Document" or "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a "person" includes any individual, firm, company, corporation, government, intergovernmental or supranational body, department, state or agency of a state, regulatory, self-regulatory or other authority or organisation or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(x)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

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(xi)	a provision of law is a reference to that provision as amended or re-enacted;

(xii)	a time of day is a reference to London time; and

(xiii)	"including" shall mean "including, without prejudice to the foregoing"

(xiv)	"repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" (or as the case maybe, the corresponding derivative form thereof.

(b)	Where a provision of a Finance Document provides that a Finance Party must act reasonably and/or without delay in considering a request for consent from an Obligor, the requirement to act reasonably and/or without delay shall not apply after an Event of Default which is continuing.

(c)	The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(d)	Section, Clause and Schedule headings are for ease of reference only.

(e)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document or notice or certificate as in this Agreement.

(f)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

(g)	If a moratorium occurs in respect of an Obligor, the ending of that moratorium will not remedy any Event of Default caused by the moratorium and, notwithstanding any other term of the Finance Documents, that Event of Default will continue to be outstanding unless and until it is expressly waived by the Agent (acting on the instructions of the Majority Lenders).

(h)	Any reference in a Finance Document to the Agent or the Security Agent providing approval or consent or making a request, or to an item or a person being acceptable or satisfactory to, to the satisfaction of, or approved by the Agent or the Security Agent, are to be construed, unless otherwise specified, as references to the Agent or the Security Agent (as applicable) taking such action or refraining from acting on the instructions of the Majority Lenders, and reference in the Finance Documents to:

(i)	the Agent or the Security Agent acting reasonably;

(ii)	a matter being in the reasonable opinion of the Agent or the Security Agent;

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(iii)	the Agent's or the Security Agent’s approval or consent not being unreasonably withheld or delayed; or

(iv)	any document, report, confirmation or evidence being required to be reasonably satisfactory to the Agent or the Security Agent,

shall be construed, unless otherwise specified in the relevant Finance Document, as the Agent or the Security Agent (as applicable) acting on the instructions of the Majority Lenders (and each Lender shall act reasonably in circumstances where the Agent or the Security Agent (as applicable) would otherwise be required to act reasonably if this Clause 1.2(h) did not apply, and for this purpose any action taken or instruction given by any Lender (or any action taken or discretion exercised by the Agent or Security Agent) in order to enhance the prospects of successfully implementing a Balance Sheet Management Transaction shall for the purposes of the Finance Documents be deemed to be reasonable).  Where the Agent or the Security Agent is obliged to consult under the terms of the Finance Documents, unless otherwise specified each Lender shall instruct the Agent or the Security Agent (as applicable) to consult in accordance with the terms of the relevant Finance Document and the Agent or the Security Agent (as applicable) shall carry out that consultation in accordance with the instructions it receives from the Lenders. The Agent or the Security (as applicable) shall be under no obligation to determine the reasonableness or otherwise of such circumstances or whether in giving any instruction the Lenders or the Majority Lenders (as applicable) are acting in a reasonable manner.

(i)	Without prejudice to paragraph (h) above and without limitation to any other powers or discretions of any Finance Party or to the generality of any powers or discretions of any Finance Party under the Finance Documents or otherwise, any reference in a Finance Document to any Finance Party providing approval or consent or exercising any discretion, or to an item or a person being acceptable or satisfactory to, to the satisfaction of, or approved by, any Finance Party shall be construed as expressly permitting such Finance Party to exercise such power or discretion in a manner solely for the purpose of enhancing, and in order to enhance, the prospects of successfully achieving a Balance Sheet Management Transaction and without regard to any other consideration.

1.3	Currency symbols and definitions

"£", "GBP" and "sterling" denote the lawful currency of the United Kingdom.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

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(c)	Any Receiver, Delegate, Servicer or any person described in paragraph (b) of Clause 26.11 (Exclusion of liability) may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

1.5	Luxembourg terms

Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an Obligor, a reference to:

(a)	a "winding-up", "administration" or "dissolution" includes, without limitation, bankruptcy (faillite), insolvency, voluntary dissolution or liquidation (dissolution ou liquidation volontaire), court ordered liquidation (liquidation judiciare) or reorganisation, arrangement with creditors (concordat préventif de faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(b)	a "receiver", "administrative receiver", "administrator", "trustee", "custodian", or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(c)	a "lien" or "security interest" includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)	a person being "unable to pay its debts" includes that person being in a state of cessation de paiements; and

(e)	"by-laws" or "constitutional documents" includes its up-to-date (restated) articles of association (statuts coordonnés).

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SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower, a sterling term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Property Protection Loans

(a)	A Lender may, with the consent of the Majority Lenders, make a Property Protection Loan whether requested by the Borrower or not.

(b)	Each Property Protection Loan shall:

(i)	be repayable on demand made by the relevant Lender with the consent of the Agent (acting on the instructions of the Majority Lenders) and in any event shall be repayable on the Termination Date; and

(ii)	bear interest in accordance with Clause 8.4 (Default interest) as if it were an overdue amount.

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

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2.4	Borrower's Agent

(a)	The Borrower by its execution of this Agreement irrevocably appoints Moor Park to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	Moor Park on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including the Utilisation Request), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by the Borrower notwithstanding that they may affect the Borrower, without further reference to or the consent of the Borrower; and

(ii)	each Finance Party to give any notice, demand or other communication to the Borrower pursuant to the Finance Documents to Moor Park,

and in each case the Borrower shall be bound as though the Borrower itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by Moor Park or given to Moor Park under any Finance Document on behalf of the Borrower or in connection with any Finance Document (whether or not known to the Borrower) shall be binding for all purposes on the Borrower as if the Borrower had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of Moor Park and the Borrower, those of Moor Park shall prevail.

(c)	The respective liabilities of the Borrower under the Finance Documents shall not be in any way affected by:

(i)	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by Moor Park in the exercise of the rights granted by paragraph (a)(i) above;

(ii)	Moor Park acting (or purporting to act) in any respect outside any authority conferred upon it by the Borrower by paragraph (a)(i) above; or

(iii)	the failure (or purported failure) by or inability (or purported inability) of, Moor Park to inform the Borrower of receipt by it of any notification under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards

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(a)	the cost of acquisition of the Property; and

(b)	payment of any fees, costs and expenses, stamp registration and other Taxes (other than VAT) incurred by the Borrower in connection with the acquisition of its Property and approved by the Majority Lenders, in each case as set out in the funds flow statement referred to in paragraph 2.6 of Schedule 2 (Conditions Precedent).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c)	The Agent may refuse to accept a Utilisation Request if the Agent believes that the notification described in paragraph (a) above will not be capable of being given on or before the Utilisation Date.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by the Borrower are true in all material respects provided that where any representation or statement is qualified by reference to "materiality" or to "Material Adverse Effect" or to "the best of the knowledge and belief" of the person making (or deemed to have made) such representation, then the words "in all material respects" in this paragraph (ii) shall be disapplied; and

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(b)	immediately following the making of the Loan:

(i)	Three Month Projected Interest Cover will be not less than 460 per cent.;

(ii)	Twelve Month Projected Interest Cover will be not less than 460 per cent.;

(iii)	Loan to Value will not exceed 50 per cent.;

(iv)	Loan to Vacant Possession Value will not exceed 102.1 per cent.; and

(v)	the amount of the Loan will not exceed 50% of the cost of the acquisition of the Property.

4.3	Maximum number of Loans

The Borrower may borrow only one Loan.

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SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request

(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies the purpose of the Loan;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

(b)	Only one Loan may be requested in a Utilisation Request and only one Utilisation Request may be issued in connection with a Loan proposed to be made under the Facility.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be sterling.

(b)	The amount of the proposed Loan must not exceed the Total Commitments.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay the Loans in full on the Termination Date.

6.2	Extension

(a)	The Lenders unanimously may at any time on or prior to 6 Months prior to the Original Termination Date and in their sole discretion extend the Original Termination Date to the Extended Termination Date.

(b)	In the event the whole or part of the Loans is placed in a Securitisation, the Original Termination Date shall automatically be extended to the Extended Termination Date on such date.

(c)	The Agent shall on or prior to 6 Months prior to the Original Termination Date confirm in writing to Moor Park whether or not the Lenders will grant an extension of the Termination Date in accordance with this Clause 6.2.

6.3	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender's participation in the Loans made to on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be cancelled in the amount of the participation repaid.

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7.2	Change of control

(a)	Upon the occurrence of a Change of Control:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund the Utilisation; and

(iii)	if a Lender so requires and notifies the Agent the Agent shall, by notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above "Change of Control" means:

(i)	any person or group of persons acting in concert gains direct or indirect control of the Borrower or the Company;

(ii)	the Borrower ceases to be legally and beneficially wholly owned and controlled by the Company;

(iii)	the Company ceases to be legally and beneficially wholly owned and controlled by ARC Global II (Midco) S.à r.l.;

(iv)	ARC Global II (Midco) S.à r.l. ceases to be legally and beneficially wholly owned and controlled by ARC Global II S.à r.l.;

(v)	ARC Global II S.à r.l. ceases to be legally and beneficially wholly owned and controlled by ARC Global II Holdco, LLC;

(vi)	ARC Global II Holding, LLC ceases to be legally and beneficially wholly owned and controlled by American Realty Capital Global II Operating Partnership, L.P.;

(vii)	American Realty Capital Global II Operating Partnership, L.P. ceases to be legally and beneficially wholly owned and controlled by the Parent;

(viii)	any person or group of persons acting in concert gains direct or indirect control of the Parent,

provided that if with the prior written consent of the Agent (not to be unreasonably withheld or delayed):

(A)	the Company ceases to be legally and beneficially wholly owned and controlled by ARC Global II (Midco) S.à r.l.; or

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(B)	American Realty Capital Global II Operating Partnership L.P. ceases to be legally and beneficially wholly owned and controlled by the Parent,

in each case as part of a solvent group re-organisation which does not cause the Company or the Borrower to cease to be (directly or indirectly) wholly owned and controlled by the Parent then a Change of Control shall not have occurred.

For the purposes of this definition:

(C)	"control" of any entity means:

(1)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, and whether directly or indirectly) to:

(a)	cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of that entity;

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(c)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; or

(2)	the holding (directly or indirectly) beneficially of more than one half of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(D)	"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in that entity by any of them, directly or indirectly, to obtain or consolidate control of that entity.

(c)	The Borrower shall promptly notify the Agent if any person (directly or indirectly) holds or controls more than 10% of the total ownership interests in the Parent. If as a result of any person so holding or controlling more than 10% of the total ownership interests in the Parent a Lender is unable to comply with its “know your customer” or similar identification procedures as that Lender reasonably considers necessary under applicable law or regulation:

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(i)	that Lender shall not be obliged to fund the Utilisation; and

(ii)	if that Lender so requires and notifies the Agent the Agent shall, by notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

7.3	Mandatory prepayment

The Borrower must apply the following amounts in prepayment of the Loans, and in payment of prepayment fees, amounts under the Hedging Agreements and other amounts referred to in paragraph (b) of Clause 7.8 (Restrictions) at the time and in the order of application contemplated by Clause 7.4 (Application of mandatory prepayments):

(a)	the amount of Disposal Proceeds;

(b)	the amount of Hedging Prepayment Proceeds;

(c)	the amount of Lease Prepayment Proceeds;

(d)	the amount of Insurance Prepayment Proceeds;

(e)	the amount of Compensation Prepayment Proceeds;

(f)	the amount of Recovery Prepayment Proceeds; and

(g)	any amount deposited in the Deposit Account pursuant to Clause 17.3(e)(vii)(A).

7.4	Application of mandatory prepayments

(a)	An amount referred to in paragraph (a) of Clause 7.3 (Mandatory prepayment) shall be applied on the date provided for in accordance with paragraph (c) of Clause 17.5 (Disposals Account) or paragraph (d) of Clause 21.4 (Disposals), as applicable, as follows:

(i)	first:

(A)	in an amount equal to in the case of the Property (or the shares in the Borrower), the Secured Liabilities in full; and

(B)	in or towards payment of prepayment fees, any amount that has or will become due and payable under the Hedging Agreements and any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 7.8 (Restrictions) as a result of those prepayments; and

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(ii)	secondly, in payment of any surplus to the General Account.

(b)	An amount referred to in paragraphs (b) to (f) Clause 7.3 (Mandatory prepayment) shall be applied on the date provided for in accordance with paragraph (c) of Clause 17.4 (Deposit Account) as follows:

(i)	in or towards prepayment of the Loans; and

(ii)	in payment of prepayment fees, any amount that has or will become due and payable under the Hedging Agreements and any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 7.8 (Restrictions) as a result of those prepayments.

(c)	An amount referred to in Clause 7.3(g) shall be applied on the date provided for in accordance with Clause 17.4(d) (Deposit Account) as follows:

(i)	in or towards prepayment of the Loans pro rata; and

(ii)	in payment of prepayment fees, any amount that has or will become due and payable under the Hedging Agreements and any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 7.8 (Restrictions) as a result of those prepayments.

7.5	Voluntary cancellation

The Borrower may, if it gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £1,000,000) of the Available Facility. Any cancellation under this Clause 7.5 shall reduce the Commitments of the Lenders rateably.

7.6	Voluntary prepayment of Loans

(a)	The Borrower may, if it gives the Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of £1,000,000).

(b)	A Loan may only be prepaid:

(i)	after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero); and

(ii)	on an Interest Payment Date.

7.7	Right of repayment and cancellation in relation to a single Lender

(a)	If:

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(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan.

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to any Break Costs, amounts (if any) payable under the Hedging Agreements in connection with that prepayment and any prepayment and cancellation fees payable under this Agreement, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice either to the Borrower or to the affected Lenders and/or Hedge Counterparties, as appropriate.

(g)	If all or part of any Lender's participation in a Loan is repaid or prepaid, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

(h)	Any prepayment of the Loan (other than a prepayment to a single Lender pursuant to Clause 7.1 (Illegality), Clause 7.2 (Change of control) or Clause 7.7 (Right of repayment and cancellation in relation to a single Lender)) shall be applied pro rata to each Lender's participation in the Loan.

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SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

8.3	Hedging

(a)	The Borrower shall not enter into any Hedging Agreement other than in accordance with this Clause 8.3.

(b)	Not later than 4 p.m. (London time) on the Utilisation Date, the Borrower shall enter into and shall thereafter maintain Hedging Agreements in accordance with this Clause 8.3.

(c)	(i)	The Borrower must enter into a Hedging Agreement that constitutes a swap and the aggregate notional amount of the transactions in respect of such Hedging Agreement shall be at least 100 per cent. of the aggregate amount of the Total Commitments.

(ii)	Each Hedging Agreement shall:

(A)	be with a Hedge Counterparty approved by the Agent;

(B)	be for a term ending on the Original Termination Date and, to the extent the Termination Date of the Loans is extended pursuant to Clause 6.2 (Extension), for a term ending on the Extended Termination Date;

(C)	have settlement dates coinciding with the Interest Payment Dates; and

(D)	be based on an ISDA Master Agreement and otherwise in form and substance satisfactory to the Agent.

(iii)	The rights of the Borrower under the Hedging Agreements shall be charged or assigned by way of security under a Security Agreement.

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(d)	(i)	The parties to each Hedging Agreement must comply with the terms of that Hedging Agreement.

(ii)	Neither a Hedge Counterparty nor the Borrower may amend, supplement, extend or waive the terms of any Hedging Agreement without the consent of the Agent.

(iii)	Paragraph (ii) above shall not apply to an amendment, supplement or waiver that is administrative and mechanical in nature and does not give rise to a conflict with any provision of this Agreement.

(e)	(i)	If, at any time, the aggregate notional amount of the transactions in respect of the Hedging Agreements exceeds or, as a result of a prepayment, will exceed the aggregate amount of the Loans at that time, the Borrower must promptly notify the Agent and must, at the request of the Agent, reduce the aggregate notional amount of those transactions by an amount and in a manner satisfactory to the Agent so that it no longer exceeds or will not exceed the aggregate amount of the Loans then or that will be outstanding.

(ii)	Any reductions in the aggregate notional amount of the transactions in respect of the Hedging Agreements in accordance with paragraph (i) above will be apportioned as between those transactions pro rata.

(iii)	Paragraph (i) above shall not apply to any transactions in respect of the Hedging Agreements under which the Borrower has no actual or contingent indebtedness.

(iv)	The Agent must make a request under paragraph (i) above if so required by the relevant Hedge Counterparty.

(f)	Neither a Hedge Counterparty nor the Borrower may terminate or close out any transactions in respect of any Hedging Agreement (in whole or in part) except:

(i)	in accordance with paragraph (e) above;

(ii)	if an Illegality (as that term is defined in the applicable ISDA Master Agreement) has occurred;

(iii)	if all the Loans and other amounts outstanding under the Finance Documents (other than the Hedging Agreements) have been unconditionally and irrevocably paid and discharged in full;

(iv)	in the case of termination or closing out by a Hedge Counterparty, if the Agent serves notice under paragraph (b) of Clause 23.18 (Acceleration) or, having served notice under paragraph (c) of Clause 23.18 (Acceleration), makes a demand;

(v)	subject to paragraph (l) below, in the case of termination or closing out by a Hedge Counterparty, if a Failure to Pay or Deliver (as defined in the applicable ISDA Master Agreement and, for the avoidance of doubt, after taking into account any grace period provided for therein and applicable to that Hedging Agreement) has occurred and notice has been given to the relevant defaulting party;

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(vi)	if a Tax Event or Tax Event Upon Merger (each term as defined in the applicable ISDA Master Agreement) has occurred;

(vii)	subject to paragraph (l) below, in the case of termination or closing out by a Hedge Counterparty in relation to the Borrower, if any:

(A)	action, proceeding or other procedure or step described in paragraph (a) of Clause 23.7 (Insolvency proceedings); or

(B)	process described in Clause 23.8 (Creditors' process),

has been taken in relation to that Borrower or if any of the circumstances described in Clause 23.6 (Insolvency) applies to the Borrower; or

(viii)	in the case of any other termination or closing out by a Hedge Counterparty or the Borrower, with the consent of the Agent.

(g)	If a Hedge Counterparty is entitled to terminate or close out any transaction in respect of any Hedging Agreement under paragraph (f)(v) above, such Hedge Counterparty shall promptly terminate or close out such transaction following a request to do so by the Security Agent.

(h)	A Hedge Counterparty may only suspend making payments under a transaction in respect of a Hedging Agreement if the Borrower is in breach of its payment obligations under any transaction in respect of that Hedging Agreement.

(i)	(1)	Each Hedge Counterparty consents to, and acknowledges notices of, the charging or assigning by way of security by the Borrower pursuant to the relevant Security Documents of its rights under the Hedging Agreements to which it is party in favour of the Security Agent.

(i)	Any such charging or assigning by way of security is without prejudice to, and after giving effect to, the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

(ii)	The Security Agent shall not be liable for the performance of any of the Borrower's obligations under a Hedging Agreement.

(j)	Following the whole or part of the Loans being placed in a Securitisation, if a Hedge Counterparty (or any successor hedge counterparty) (the "Affected Counterparty") ceases to satisfy the relevant Rating Criteria, the Borrower shall (if requested by the Agent (acting on the instructions of the Majority Lenders) in writing (a "Downgrade Cure Request")) (at no cost to the Affected Counterparty) procure that as soon as reasonably practicable and in any event within 30 days of the Downgrade Cure Request, the Affected Counterparty is replaced with a bank or financial institution that: (i) satisfies the relevant Rating Criteria and the other requirements of this Clause 8.3 and (ii) is approved by the Majority Lenders (a "Replacement Counterparty") and that either:

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(i)	the Affected Counterparty novates its rights and obligations under each Hedge Agreement to the Replacement Counterparty; or

(ii)	the Borrower enters into a Hedging Agreement in accordance with Clause 8.3(c) above with that Replacement Counterparty,

and any agreements or documents effecting such novation or new Hedging Agreement must be:

(A)	in form and substance satisfactory to the Agent and the Affected Hedge Counterparty; and

(B)	with a Replacement Counterparty acceptable to the Affected Counterparty,

and, if required by the Agent, the Borrower shall grant security over any new Hedging Agreements and any ISDA Credit Support Annex in favour of the Security Agent in form and substance satisfactory to the Agent. Any cost and expense of the Affected Counterparty incurred in entering into, or as a result of, any transaction set out in paragraphs (i) or (ii) above (including any capital, regulatory or other costs incurred as a result of entering into any transaction with any Replacement Counterparty and any costs and expenses of providing any related collateral or other credit support) shall be for the account of the Borrower and the Borrower shall indemnity the Affected Counterparty in relation thereto. Notwithstanding any other terms of this Clause 8.3, following entry into any replacement Hedging Agreement under paragraph (j)(ii) above, the Borrower shall terminate or close out the Hedging Agreement with the relevant Affected Counterparty, provided that following such termination or closing out, the Borrower is in compliance with the other provisions of this Clause 8.3.

(k)	The Agent is entitled to approve the form and substance of the items listed in paragraph (j) above in accordance with that clause notwithstanding that (before any Downgrade Cure Request) it has previously approved the form of any Hedging Agreements (including any ISDA Credit Support Annex).

(l)	Where a Hedge Counterparty has terminated transactions under the relevant Hedging Agreement pursuant to paragraph (f)(v) or (f)(vii) above, the close-out amount corresponding to such terminated transactions will, if and only if it is payable by the Borrower to such Hedge Counterparty be due and payable on the date that is the earliest to occur of:

(i)	the Termination Date;

(ii)	the date the Agent serves notice under Clause 23.18(b) or 23.18(c) (Acceleration); or

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(iii)	the date the Security Agent enforces security over all or substantially all of the assets of the Borrower or the shares in the Borrower.

8.4	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 2.00 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably), bearing an interest rate per annum which is the aggregate of:

(i)	Margin; and

(ii)	LIBOR.

(b)	Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Agent.

(c)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

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9.	INTEREST PERIODS

9.1	Length of Interest Periods

Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period and end on the next Interest Payment Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	sterling; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable LIBOR shall be the Reference Bank Rate as of the Specified Time and for a period equal in length to the Interest Period of that Loan.

(c)	Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for sterling or the relevant Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

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10.4	Cost of funds

(a)	If this Clause 10.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If this Clause 10.4 applies and the Agent or the Borrower so require, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.5	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

10.6	Break Gains

(a)	Subject to any contractual or constitutional restrictions to which it is subject and subject to paragraph (b) below, each Lender shall, within 10 Business Days of demand by the Borrower to such Lender (accompanied by a certificate from such Lender confirming the amount of its Break Gains for any Interest Period in which they accrue) pay to the Borrower its Break Gains attributable to its participation in all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Paragraph (a) shall not apply to a Lender at any time following entry by that Lender into, or participation by that Lender in, any Balance Sheet Management Transaction.

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11.	FEES

11.1	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Prepayment and cancellation fee

(a)	Subject to paragraph (c) below, the Borrower must pay to the Agent for each Lender a prepayment and cancellation fee on the date of prepayment of all or any part of a Loan and on the date of cancellation of any part of the Total Commitments.

(b)	The amount of the prepayment and cancellation fee referred to in paragraph (a) above is:

(i)	if the prepayment or cancellation occurs on or before the first anniversary of the Utilisation Date, 1.25 per cent. of the amount prepaid;

(ii)	if the prepayment or cancellation occurs after the first but on or before the second anniversary of the Utilisation Date, 0.75 per cent. of the amount prepaid or cancelled;

(iii)	either (A) upon an extension of the Loans in accordance with Clause 6.2 (Extension), if the prepayment or cancellation occurs after the second but on or before the third anniversary of the Utilisation Date, 0.50 per cent. of the amount prepaid or cancelled or (B) if the Loans are not extended in accordance with Clause 6.2 (Extension), no prepayment or cancellation fee shall be due; and

(iv)	thereafter, no prepayment or cancellation fee shall be due.

(c)	No prepayment or cancellation fee shall be payable under this Clause 11.2 if the prepayment is made under:

(i)	Clause 7.1 (Illegality), Clause 7.7 (Right of repayment and cancellation in relation to a single Lender) or the cancellation is made under paragraph (g) of Clause 7.8 (Restrictions); or

(ii)	paragraphs (d), (e) or (f) of Clause 7.3 (Mandatory prepayment).

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Borrower DTTP Filing" means an HM Revenue & Customs Form DTTP2 duly completed and filed by the Borrower, which contains the scheme reference number and jurisdiction of tax residence stated in respect of a Treaty Lender that is a Lender in the relevant Transfer Certificate or Assignment Agreement, and is filed with HM Revenue & Customs within 30 days of that Transfer Date.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

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(a)	a company so resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom for United Kingdom tax purposes; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

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"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender" means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected;

(iii)	fulfils any other conditions in the Treaty, which must be fulfilled to obtain full exemption from United Kingdom tax on interest which relate to that Lender except that for this purpose it shall be assumed that any necessary procedural formalities are satisfied.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means a Lender which gives a Tax Confirmation in the Assignment Agreement or Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

(c)	This Clause 12 shall not apply to any Hedging Agreement.

12.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

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(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement (including without limitation by way of assignment or novation) in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender; and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Borrower; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction to the relevant taxing authority within the time allowed and in the minimum amount required by law.

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(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	(i)	Subject to paragraph (ii) below, a Treaty Lender and the Borrower shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction and in so co-operating the Treaty Lender shall provide all reasonably requested information and documents promptly.

(ii)	A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Assignment Agreement which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above for so long as such passport is held by that Lender.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph(g)(ii) above and:

(i)	the Borrower has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	the Borrower has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and, in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the Borrower shall not make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender's Commitment or its participation in any Loan unless the Lender otherwise agrees.

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(j)	The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.

12.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party. However any payment to be received or receivable including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

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(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4	Tax Credit

(a)	If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

(b)	If any Finance Party makes a payment to the Borrower pursuant to paragraph (a) above and such Finance Party subsequently determines that such Tax Credit in respect of which such payment was made was not available, has been withdrawn or that it was unable to use such Tax Credit in full, the Borrower shall reimburse such Finance Party such amount as such Finance Party determines, in its reasonable discretion, is necessary to place it in the same after-Tax position as it would have been if such Tax Credit had been obtained, fully used and retained by such Finance Party.

12.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 12.5 then such New Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 12.5.

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12.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of that VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT payable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

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(d)	Any reference in this Clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994) .

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

12.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

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(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is the Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

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12.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) made after the date of this Agreement, provided that, in the case of this paragraph (iii), such Increased Costs result only from a Finance Party’s minimum compliance with the mandatory provisions of Basel III.

(b)	In this Agreement:

"Basel III" means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

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(ii)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement-Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"CRD IV" means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

"Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

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(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	Clause 13.1 (Increased costs) does not apply to the extent the Increased Cost is incurred by a Hedge Counterparty in its capacity as such.

(c)	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	This Clause 14.1 does not apply to any sum due under a Hedging Agreement.

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14.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall, within three Business Days of demand, indemnify the Agent and any Servicer against:

(a)	any cost, expense (including legal fees), loss or liability incurred by the Agent and any Servicer (in each case acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or any Servicer (otherwise than by reason of the Agent's or any Servicer’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to Payment Systems etc.) notwithstanding the Agent's or any Servicer’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent, or of any Servicer in acting as Servicer, under the Finance Documents.

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14.4	Indemnity to the Security Agent

(a)	The Borrower shall, within three Business Days of demand, indemnify the Security Agent and every Receiver and Delegate and any Servicer against any cost, expense (including legal fees), loss or liability incurred by any of them as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate and any Servicer by the Finance Documents or by law;

(v)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, insurance advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)	acting as Security Agent, Receiver or Delegate or Servicer under the Finance Documents or which otherwise relates to any of the Security Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's or Servicer’s gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate and any Servicer may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

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(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall, within three Business Days of demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within three Business Days of demand, pay each of the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees (in the case of paragraph (a) below, as agreed, and in the case of paragraph (b) below, as are reasonable) incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.9 (Change of currency),

the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent and any Servicer for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent or any Servicer (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Valuations and insurance reports

(a)	The Agent may request a Valuation at any time.

(b)	The Borrower shall promptly on demand pay to the Agent the costs of:

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(i)	the Initial Valuation;

(ii)	without prejudice to paragraph (b)(i), any Valuation obtained by the Agent up to two times in any 12 month period;

(iii)	a Valuation obtained by the Agent in connection with the compulsory purchase of all or part of the Property; and

(iv)	a Valuation obtained by the Agent at any time when the Agent believes (acting reasonably) that a Default is continuing or is likely to occur.

(c)	The Borrower must supply to the Agent a copy of any valuation of the Property the Borrower obtains, promptly upon obtaining it.

(d)	Any Valuation not referred to in paragraph (b) above will be at the cost of the Lenders.

(e)	At the time of each renewal of any insurance policies or arrangements of the Borrower and provided that only to the extent that such renewal is not confirmed to be on substantially the same or better terms and levels of cover as the expiring policy or arrangement of the Borrower, the Borrower shall (if so requested by the Agent), at its own cost, obtain and deliver to the Agent a report (or confirmation that any previous report remains correct and valid in relation to the new insurance arrangements) on the insurance policies and arrangements of the Borrower in form and substance reasonably satisfactory to the Agent. Any such report shall be provided by Arthur J Gallagher or such other person reasonably satisfactory to the Agent and shall be addressed to the Finance Parties.

16.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement (or attempted enforcement) of, or the preservation (or attempted preservation) of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights and, following the occurrence of any Default, any special servicing, liquidation or work-out fees, and any other costs, fees and expenses, payable to any Finance Party, Servicer or any of their professional advisers.

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SECTION 7
BANK ACCOUNTS

17.	BANK ACCOUNTS

17.1	Designation of Accounts

(a)	The Borrower must maintain the following bank accounts in its name:

(i)	a rent account designated the "Rent Account";

(ii)	a deposit account designated the "Deposit Account";

(iii)	a deposit account designated the "Disposals Account"; and

(iv)	a current account designated the "General Account".

(b)	Save for an Existing Account, the Borrower may not, without the prior consent of the Agent, maintain any other bank account.

17.2	Account bank

(a)	Subject to paragraphs (b) and (c) below, each Account must be held at the Account Bank.

(b)	An Account must be replaced with a bank account at the same or another bank at any time if the Agent so requests.

(c)	The replacement of an Account only becomes effective when the relevant bank agrees with the Agent and the Borrower, in a manner satisfactory to the Agent, to fulfil the role of the bank holding that Account.

(d)	Without limiting paragraph (b) above, if at any time an Account Bank fails to satisfy the relevant Rating Criteria, the Agent may require that the Account is moved to another bank of its choice that satisfies the relevant Rating Criteria within 10 Business Days of the Borrower becoming aware of the same.

(e)	The Borrower shall immediately notify the Agent on becoming aware that an Account Bank fails to satisfy the relevant Rating Criteria.

17.3	Rent Account

(a)	The Security Agent has sole signing rights in relation to each Rent Account.

(b)	(i)	The Borrower must ensure that:

(A)	all Net Rental Income is; and

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(B)	any amounts payable to it under any Hedging Agreements are,

paid into the Rent Account.

(ii)	Paragraph (i) above shall not apply to:

(A)	Hedging Prepayment Proceeds; or

(B)	Lease Prepayment Proceeds.

(c)	The Borrower may satisfy its obligations under paragraph (b)(i)(A) above by ensuring that:

(i)	a Managing Agent promptly collects all Rental Income and at least two Business Days before each Interest Payment Date pays all Net Rental Income received by it into its Rent Account; and

(ii)	pending payment into its Rent Account, the Managing Agent holds that Net Rental Income in a trust account in the name of the Managing Agent, into which only amounts representing Rental Income are paid, with a bank approved by the Agent.

(d)	If any payment of any amount referred to in paragraph (b) above is paid into an Account other than the appropriate Rent Account, that payment must be paid immediately into the appropriate Rent Account.

(e)	Except as provided in Clause 30.5 (Partial payments) and paragraph (f) below, on each Interest Payment Date, the Security Agent must withdraw from, and apply amounts standing to the credit of, the Rent Account, in the following order:

(i)	first, in or towards payment pro rata of any unpaid amounts owing to the Agent, the Arranger, the Security Agent or any Servicer under the Finance Documents;

(ii)	secondly, in or towards payment pro rata to the Agent for the relevant Lenders of any accrued interest on any Property Protection Loans due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata to the Agent for the relevant Lenders of any principal of Property Protection Loans due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata:

(A)	to the Agent for the Lenders of any accrued interest and fees due but unpaid under this Agreement; and

(B)	to the Hedge Counterparty of any periodical payments (not being payments as a result of termination or closing out) due but unpaid under the Hedging Agreements;

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(v)	fifthly, in or towards payment pro rata:

(A)	to the Agent for the Lenders of any principal due but unpaid under this Agreement; and

(B)	to the Hedge Counterparty of any payments as a result of termination or closing out due but unpaid under the Hedging Agreements;

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid to the Finance Parties under the Finance Documents; and

(vii)	seventhly, payment of any surplus:

(A)	at any time when a Cash Trap Event is continuing, into the Deposit Account; and

(B)	if paragraph (A) does not apply, into the General Account.

(f)	The Security Agent is obliged to make a withdrawal from the Rent Account in accordance with paragraph (e) above only if:

(i)	no Default is continuing; and

(ii)	the Repeating Representations are correct and will be correct immediately after the withdrawal.

17.4	Deposit Account

(a)	The Security Agent has sole signing rights in relation to the Deposit Account.

(b)	(i)	The Security Agent shall pay amounts into the Deposit Account in accordance with Clause 17.3 (Rent Account).

(ii)	The Borrower must ensure that all Hedging Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(iii)	The Borrower must ensure that all Lease Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(iv)	The Borrower must ensure that all Insurance Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(v)	The Borrower must ensure that all Compensation Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

(vi)	The Borrower must ensure that all Recovery Prepayment Proceeds are promptly upon receipt paid into the Deposit Account.

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(c)	Except as provided in Clause 30.5 (Partial payments) and paragraphs (d) to (f) (inclusive) below, on each Interest Payment Date, or earlier at the request of the Borrower if the Borrower gives the Agent not less than ten Business Days' notice, the Security Agent must withdraw from, and apply amounts standing to the credit of, the Deposit Account in accordance with paragraph (b) above and shall do so in accordance with Clause 7.3 (Mandatory prepayment).

(d)	If the Agent (acting reasonably) determines that a Cash Trap Event has been continuing for the duration of two consecutive Interest Periods, the Security Agent may (on the instructions of the Majority Lenders) at any time thereafter withdraw from the Deposit Account any amounts deposited in such account pursuant to Clause 17.3(e)(vii)(A) and apply such amounts in prepayment of the Loans in accordance with Clause 7.3 (Mandatory prepayment).

(e)	If the Agent (acting reasonably) determines that no Cash Trap Event has occurred for the duration of two consecutive Interest Periods, promptly following such determination by the Agent the Security Agent shall withdraw from the Deposit Account any amounts deposited in such accounts pursuant to Clause 17.3(e)(vii)(A) and transfer such amounts to the General Account.

(f)	The Security Agent is obliged to make a withdrawal from the Deposit Account in accordance with paragraphs (c), (d) and (e) above only if:

(i)	no Default is continuing; and

(ii)	the Repeating Representations are correct and will be correct immediately after the withdrawal.

17.5	Disposals Account

(a)	The Security Agent has sole signing rights in relation to the Disposals Account.

(b)	The Borrower must ensure that the Disposal Proceeds of the Property are, unless immediately applied in accordance with Clause 7.3 (Mandatory prepayment), paid into the Disposals Account in accordance with Clause 21.4 (Disposals).

(c)	Except as provided in Clause 30.5 (Partial payments) and paragraph (d) below, on each Interest Payment Date, or earlier at the request of the Borrower if the Borrower gives the Agent not less than ten Business Days' notice, the Security Agent must withdraw from, and apply amounts standing to the credit of, the Disposals Account in accordance with Clause 7.3 (Mandatory prepayment):

(d)	The Security Agent is obliged to make a withdrawal from the Disposals Account in accordance with paragraph (c) above only if:

(i)	no Default is continuing; and

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(ii)	the Repeating Representations are correct and will be correct immediately after the withdrawal.

17.6	General Account

(a)	Except as provided in paragraph (d) below, the Borrower has signing rights in relation to the General Account.

(b)	(i)	The Borrower must ensure that all Tenant Contributions, unless held in a trust account in the name of the Managing Agent, are paid into the General Account.

(ii)	The Borrower must ensure that any other amount received or receivable by it, other than any amount specifically required under this Agreement to be paid into any other Account, is paid into the General Account.

(c)	Except as provided in paragraph (d) below and subject to:

(i)	the requirement that amounts paid into the General Account for a particular purpose must be used for that purpose; and

(ii)	any restriction in the Subordination Agreement,

the Borrower may withdraw any amount from the General Account for any purpose.

(d)	At any time when a Default is continuing or the Repeating Representations are not correct, the Security Agent may:

(i)	operate any General Account;

(ii)	notify the Borrower that its rights to operate its General Account are suspended, such notice to take effect in accordance with its terms; and

(iii)	withdraw from, and apply amounts standing to the credit of, the General Account in or towards any purpose for which moneys in any Account may be applied.

17.7	Miscellaneous Accounts provisions

(a)	The Borrower must ensure that no Account goes into overdraft.

(b)	Any amount received or recovered by the Borrower otherwise than by credit to an Account must be held subject to the security created by the Finance Documents and immediately be paid to the relevant Account or to the Agent in the same funds as received or recovered.

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(c)	If any payment is made into an Account in relation to which the Security Agent has sole signing rights which should have been paid into another Account, then, unless a Default is continuing, the Security Agent must, at the request of the Borrower and on receipt of evidence satisfactory to the Security Agent that the payment should have been made to that other Account, promptly pay that amount to that other Account.

(d)	The moneys standing to the credit of an Account may be applied by the Security Agent in payment of any amount due but unpaid to a Finance Party under the Finance Documents.

(e)	No Finance Party is responsible or liable to the Borrower for:

(i)	any non-payment of any liability of the Borrower which could be paid out of moneys standing to the credit of an Account; or

(ii)	any withdrawal wrongly made, if made in good faith.

(f)	The Borrower must, within five Business Days of any request by the Agent, supply the Agent with the following information in relation to any payment received in an Account:

(i)	the date of payment or receipt;

(ii)	the payer; and

(iii)	the purpose of the payment or receipt.

(g)	If the Borrower is required to open a new account for the purposes of this Agreement, the Borrower must:

(i)	grant Security over such account in favour of the Security Trustee in a form acceptable to the Agent (the "New Account Security"); and

(ii)	deliver to the Agent such documents as the Agent may reasonably require to ensure the New Account Security is legal, valid and enforceable including such legal opinions as the Agent may require.

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

(c)	It is not a FATCA FFI.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

(a)	The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

(b)	The entry into and performance by the Company of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting by the Company of the Transaction Security do not and will not conflict with:

(i)	its constitutional documents; or

(ii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument.

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18.4	Power and authority

(a)	It has the power to enter into, exercise its rights under, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

18.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

18.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 23.8 (Creditors' process),

has been taken or, to the knowledge of the Borrower, threatened in relation to any Obligor; and none of the circumstances described in Clause 23.6 (Insolvency) applies to any Obligor.

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18.8	Tax

(a)	It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is:

(i)	a Qualifying Lender:

(A)	falling within paragraph (i)(A) of the definition of “Qualifying Lender”; or

(B)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (i)(B) of the definition of "Qualifying Lender"; or

(C)	falling within paragraph (ii) of the definition of "Qualifying Lender"; or

(ii)	a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(b)	It is not required to make any deduction for or on account of any Tax (other than Tax imposed by the United Kingdom) from any payment it may make under any Finance Document or any payment made by the other Obligors to it.

(c)	No Rental Income payable to the Borrower is subject to a requirement to make a deduction or withholding for or on account of Tax from that Rental Income.

(d)	It is resident for Tax purposes solely in the jurisdiction of its incorporation, it is not liable for Taxes in any jurisdictions other than its jurisdiction of incorporation and, where different, the United Kingdom and does not have a permanent establishment for Tax purposes through which it carries on a trading activity in any jurisdiction other than its jurisdiction of incorporation.

(e)	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring interest or penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for the payment of such Taxes and (iii) payment can be lawfully withheld).

(f)	It is not overdue in the filing of any Tax returns in any material respect.

(g)	No claims are being or so far as the Borrower is aware (having made due enquiry) are reasonably likely to be asserted against it with respect to Taxes such that a liability of, or claim against it of, a material amount is reasonably likely to arise.

(h)	None of the transactions entered into by the Borrower when it acquired its interest in the Property constituted a "notifiable scheme" within the definition set out in schedule 11A of the Value Added Tax Act 1994.

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(i)	It holds the Property as an investment for United Kingdom Tax purposes.

18.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)	registration of the Standard Securities at the Land Register of Scotland and payment of associated fees; and

(b)	in the case of:

(i)	court proceedings in a Luxembourg court; or

(ii)	the presentation of the Finance Documents (either directly or by way of reference) to an autorité constituée,

such court or autorité constituée may require registration of all or part of the Finance Documents with the Administration de l’Enregistrement et des Domaines in Luxembourg, which may result in registration duties becoming due and payable, at a fixed rate of EUR 12 or an ad valorem rate which depends on the nature of the registered document, which registrations and payments will be made promptly after the date of the relevant Security Document.

18.10	VAT

(a)	It is registered for United Kingdom VAT and is not a member of a value added tax group.

(b)	It has exercised its option to charge VAT in respect of supplies made in relation to its Property and has received confirmation from HM Revenue & Customs in writing that a notification of such option is acknowledged.

(c)	None of the transactions entered into by the Borrower when it acquired its interest in the Property constituted "notifiable arrangements" within the definition set out in section 306(1) Finance Act 2004 which are of a description prescribed in Statutory Instrument 2005/1868 (The Stamp Duty Land Tax Avoidance Schemes (Prescribed Description of Arrangements) Regulations 2005).

18.11	No default

(a)	No Event of Default and, as at the date of this Agreement and the Utilisation Date, no Default is continuing or is reasonably likely to result from the making of the Utilisation or the entry into, or the performance of, or any transaction contemplated by, any Transaction Document.

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(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which any of its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.12	Information

(a)	All information (not including, for the avoidance of doubt, any Relevant Legal Matters) supplied by it or on its behalf to any Finance Party in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided or as at any date at which it was stated to be given.

(b)	Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	It has not omitted to supply any information which, if disclosed, would make the information referred to in paragraph (a) above untrue or misleading in any material respect.

(d)	So far as the Borrower is aware (having made due and careful enquiry), as at the Utilisation Date, nothing has occurred since the date of the information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

18.13	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied and fairly represent its financial condition as at the date as at which they were prepared

(b)	There has been no material adverse change in its business or financial condition since the date as at which the Original Financial Statements were prepared.

(c)	Its most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):

(i)	have been prepared in accordance with GAAP; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year.

(d)	Since the date of the most recent financial statements delivered pursuant to Clause 19.1 (Financial statements) there has been no material adverse change in its business, assets or financial condition.

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18.14	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

18.16	Valuation

(a)	All information (not including, for the avoidance of doubt, any Relevant Legal Matters) supplied by it or on its behalf to the Valuer for the purposes of each Valuation was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	Any financial projections contained in the information referred to in paragraph (a) above have been prepared as at their date, on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	It has not omitted to supply any information to the Valuer which, if disclosed, would adversely affect the Valuation in any material respect.

(d)	So far as the Borrower is aware (having made due and careful enquiry), as at the Utilisation Date, nothing material has occurred since the date the information referred to in paragraph (a) above was supplied which, if it had occurred prior to the Initial Valuation, would have adversely affected the Initial Valuation in any material respect (in the Agent’s reasonable estimation).

18.17	Title to Property

(a)	The Borrower:

(i)	is the registered heritable proprietor of the Property; and

(ii)	has good and marketable title to the Property and the Borrower has good and marketable title to all assets over which Transaction Security is, or is expressed to be, created,

in each case free from Security (other than those created by or pursuant to the Security Documents) and restrictions, onerous covenants, title conditions, burdens, servitudes and/or encumbrances (other than those set out in the Property Report in relation to the Property).

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(b)	The Borrower has not sold, transferred or otherwise disposed of the benefit of or agreed to sell, transfer or otherwise dispose of the benefit of any of its rights, title and interest in and to any assets over which Security is, or is expressed to be, created under the Security Documents (other than as expressly permitted under this Agreement).

(c)	Except as disclosed in the Property Report relating thereto:

(i)	no breach of any law, regulation, covenant or undertaking is outstanding which adversely affects or might reasonably be expected to adversely affect the value, saleability or use of the Property;

(ii)	to the best of the Borrower’s knowledge, there is no covenant, agreement, stipulation, reservation, condition, interest, right, easement, burden, title condition, servitude, encumbrance or other matter whatsoever adversely affecting the Property or the income or revenue derived, or capable of being derived, from the Property;

(iii)	to the best of the Borrower’s knowledge nothing has arisen or has been created or is outstanding which would be an overriding interest, or an unregistered interest which overrides first registration or a registered disposition, over the Property;

(iv)	all facilities necessary for the enjoyment and use of the Property (including those necessary for the carrying on of its business at that Property) are enjoyed by the Property;

(v)	none of the facilities referred to in paragraph (iv) above are enjoyed on terms:

(A)	entitling any person to terminate or curtail its use of the Property; or

(B)	which conflict with or restrict its use of the Property;

(vi)	the Borrower has not received any notice of any adverse claim by any person in respect of the ownership of the Property or any interest in it which might reasonably be expected to be determined in favour of that person, nor has any acknowledgement been given to any such person in respect of the Property; and

(vii)	to the best of the Borrower’s knowledge, there is no material breach of, or material non-compliance with, the terms of any Lease Document.

(d)	All deeds and documents necessary to show good and marketable title to the Borrower's interests in the Property will from the Utilisation Date be:

(i)	in possession of the Security Agent;

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(ii)	held at the applicable Land Registry to the order of the Security Agent; or

(iii)	held to the order of the Security Agent by a firm of solicitors approved by the Security Agent for that purpose.

(e)	The Property is insured under insurance policies which are in full force and effect in the manner and to the extent required by the Finance Documents.

(f)	All premiums due under each insurance policy under which the Property is insured have been paid in full, no notice of any payment default in relation to any such insurance policy has been received by the Borrower and no claim has been made and is outstanding or (to the best of its knowledge and belief) is to be made against any such insurance policy.

(g)	The Property is not:

(i)	registered; or

(ii)	subject to any pending application for registration,

as a freehold estate in commonhold land under Part 1 of the Commonhold and Leasehold Reform Act 2002.

18.18	Environmental Matters

(a)	To the best of its knowledge and belief, having made due and proper enquiry, no Contaminative Use has been or is being carried on at or within the immediate vicinity of the Property.

(b)	To the best of its knowledge and belief, having made due and proper enquiry, no Dangerous Substance has been used, generated, stored, transported, treated, dumped, released, deposited, buried, emitted or disposed of at, on, from or under the Property in circumstances where this might result in any Environmental Claim on the Borrower or any occupier of the Property.

(c)	It has no notice of any Environmental Claim or of any circumstances which might result in any Environmental Claim being made against it, any occupier of the Property or otherwise in relation to the Property.

(d)	It is and has been in full compliance with all applicable Environmental Laws and there are, to the best of its knowledge and belief after all due enquiry, no circumstances that may prevent or interfere with such full compliance in the future.

(e)	It is and has been in compliance with the terms of all Environmental Permits necessary for the ownership and operation of the Property and its activities on the Property as presently owned and operated and as presently proposed to be owned and operated.

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(f)	So far as it is aware, having made all reasonable enquiries, the past and present occupiers of the Property have been and are in full compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits necessary for their activities and operations now and as proposed and it is not aware, having made all reasonable enquiries, of any circumstance which might prevent or interfere with such compliance in the future.

18.19	Information for Property Reports

(a)	The information (not including, for the avoidance of doubt and Relevant Legal Matters) supplied by it or on its behalf to the lawyers who prepared any Property Report for the purpose of that Property Report was true and accurate as at the date of the Property Report or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	The information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect.

(c)	As at the Utilisation Date, nothing has occurred since the date of any information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.

18.20	No other business

(a)	The Borrower has not traded or carried on any business since the date of its incorporation except for the ownership and management of its interests in the Property.

(b)	As at the date of this Agreement, the Borrower is not a party to any material agreement other than the Transaction Documents.

(c)	As at the date of this Agreement the Borrower has no Subsidiaries.

(d)	The Borrower:

(i)	has no, or has not had, any employees; and

(ii)	has no obligation in respect of any retirement benefit or occupational pension scheme.

18.21	Centre of main interests and establishments

For the purposes of the Regulation, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

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18.22	Ranking of Security

Subject to the Legal Reservations, the security conferred by each Security Document constitutes a valid and effective first priority security interest of the type described, over the assets referred to, in that Security Document and those assets are not subject to any prior or pari passu Security.

18.23	Ownership

(a)	The Borrower's entire issued share capital is legally and beneficially owned and controlled by the Company.

(b)	The shares in the capital of the Borrower are fully paid and are not subject to any option to purchase or similar rights.

(c)	The constitutional documents of the Borrower do not and could not restrict or inhibit any transfer of the shares of the Borrower on creation or enforcement of the security conferred by the Security Documents.

(d)	The structure chart delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) is true, accurate and complete.

18.24	No contracts

The Borrower is not a party to nor has entered into any material contracts, other than:

(a)	the Transaction Documents (but, in the case of Transaction Documents entered into after the date of this Agreement, only if entered into in accordance with this Agreement);

(b)	any other contract entered into after the date of this Agreement in the ordinary course of the Borrower’s management and ownership of the Property which exposes the Borrower to a liability of no more than £25,000 (in aggregate, together with any other contract entered into in accordance with this paragraph) or any other amount as the Parties may agree; and

(c)	any other contract to which the Agent has given its prior written consent.

18.25	Acquisitions on arms' length

The acquisitions pursuant to the Acquisition Documents were carried out on arms' length terms for full market value and are not liable, and will not be liable, to be set aside or unwound by any applicable insolvency or other laws.

18.26	No warranty breach under Acquisition Documents

As at the date of this Agreement and the Utilisation Date, there is no breach of any warranty given by any party to an Acquisition Document.

18.27	No adverse consequence

(a)	It is not necessary under the laws of its Relevant Jurisdiction:

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(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdiction.

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

18.28	Financial Indebtedness

The Borrower does not have any Financial Indebtedness other than under or as expressly permitted under this Agreement.

18.29	Intellectual Property

It:

(a)	is the sole legal and beneficial owner of or has licensed to it on arms' length terms all the Intellectual Property which is material to the conduct by it of its business and where failure to do so is in the Agent’s opinion (acting reasonably) likely to have a Material Adverse Effect;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any Intellectual Property owned or licensed by it.

18.30	Transaction Documents

(a)	The Transaction Documents are in full force and effect in accordance with their terms, they have been validly executed and they are enforceable by the Borrower against the other parties thereto.

(b)	Neither it nor (to the best of its knowledge and belief) any other party to any Transaction Document is in breach of or in default of any of the terms and conditions of such Transaction Document.

(c)	It is not aware of any circumstances in which any other party to any Transaction Document to which it is party would be entitled not to honour or otherwise to avoid its obligations under that Transaction Document.

18.31	Anti-corruption law

Each member of the Group and their respective Subsidiaries has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintains policies and procedures designed to promote and achieve compliance with anti-corruption laws.

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18.32	Sanctions

(a)	No member of the Group or their respective directors and employees or any Subsidiary of any member of the Group, is a Sanctioned Person, and none of any member of the Group or any member of the Group's directors and employees acts directly or indirectly on behalf of a Sanctioned Person.

(b)	No member of the Group is incorporated, located or resident in a country which is subject to Sanctions.

(c)	Each member of the Group and their respective Subsidiaries are in compliance with all applicable Sanctions and is not engaged in any activities that would reasonably be expected to result in any member of the Group or such Subsidiaries being designated as a Sanctioned Person.

18.33	Domiciliation

All the legal requirements of the Luxembourg law of 31 May 1999, as amended, regarding the domiciliation of companies have been complied with by the Borrower.

18.34	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request, on the Utilisation Date and the first day of each Interest Period (except that those contained in paragraphs (a) to (c) (inclusive) of Clause 18.13 (Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Finance Parties as soon as they are available, but in any event within 180 days after the end of each of its financial years the unaudited (or, if and only if they are produced, the audited) financial statements of the Borrower for that financial year.

19.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

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(b)	The Borrower shall supply to the Agent, with each quarterly report delivered pursuant to Clause 19.3(d) (Monitoring of Property), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the Interest Payment Date falling immediately after the date of delivery of that report.

(c)	If, at any time, the Agent disagrees in any material respect with the Borrower’s calculations or any financial information contained, or referred to, as relevant in any Compliance Certificate, the Utilisation Request or in any other certificate delivered to the Agent, the Agent shall confer with the Borrower with a view to agreeing those calculations. After first consulting with the Borrower and after all parties (acting in good faith) being unable to reach an agreement, the Agent may (but shall not be obliged to), engage auditors or other professional advisers for the purposes of reviewing and verifying any calculations or financial information provided, or referred to, as relevant by the Borrower in any such Compliance Certificate, the Utilisation Request or other certificate having reviewed such information or calculations in accordance with its usual internal procedures. The Borrower will provide such information as the Agent (acting reasonably) may request for the purpose of this paragraph (c). The reasonably incurred fees and costs of such auditors or other professional advisers incurred pursuant to this paragraph (c) shall be at the cost of the Borrower. Nothing herein shall waive or amend or grant any grace from the Borrower's obligations to deliver Compliance Certificates (and the calculations required to be contained therein) in accordance with this Clause 19.2 (Compliance Certificate).

(d)	Each Compliance Certificate shall be signed by two directors (or equivalent officers) of the Borrower.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by:

(i)	two directors (or equivalent officers) of the Borrower as giving a true and fair view (if audited); or

(ii)	one director (or equivalent officer) of the Borrower as fairly representing (if unaudited),

its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

(c)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP and accounting practices giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition consistent (so far as applicable) with those applied in the preparation of the previous financial statements provided pursuant to this Clause for the Borrower unless, in relation to any set of financial statements, it notifies the Agent that there has been a relevant change in GAAP or such accounting practices and its auditors deliver to the Agent:

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(i)	a description of any change necessary for those financial statements to reflect GAAP and accounting practices upon which the previous financial statements provided pursuant to this Clause for the Borrower were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to make an accurate comparison between the financial position indicated in those financial statements and the previous financial statements provided pursuant to this Clause for the Borrower.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the previous financial statements provided pursuant to this Clause for the Borrower were prepared.

(d)	If the financial statements delivered pursuant to Clause 19.1 (Financial statements) do not enable the Agent to make the calculations as to compliance with Clause 20.1 (Projected Interest Cover), Clause 20.2 (Loan to Value) or Clause 20.3 (Loan to Vacant Possession Value), the Borrower shall, promptly upon request by the Agent, provide such additional financial information as the Agent may require in order to enable it to make the relevant calculations.

19.4	Monitoring of Property

(a)	Unless otherwise agreed in writing by the Agent, on or before the date five Business Days before each Interest Payment Date, the Borrower must supply to the Agent (for the Finance Parties) a report containing the following information, in form and substance satisfactory to the Agent, in respect of (except in the case of proposed or required capital expenditure or repairs under paragraphs (viii) and (ix) below) the quarterly period ending ten Business Days before that Interest Payment Date:

(i)	details of the existing occupational tenant of the Property, showing the rent, service charge, value added tax and any other amounts payable in that period by that tenant;

(ii)	at any time that:

(A)	an Event of Default is continuing, copies of any management accounts and management cashflows produced by, or for, the Borrower from time to time; and

(B)	an Event of Default is not continuing, copies of any full or formal management accounts or management cashflows that are prepared by or for the Borrower from time to time. For the avoidance of doubt, if, at any time that an Event of Default is not continuing, the Borrower does not produce any such full or formal management accounts or cashflows, then the Borrower shall not be obliged to produce such management accounts or cashflows under this paragraph (ii)(B));

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(iii)	details of:

(A)	any arrears of rents or service charges under any Lease Document; and

(B)	any other breaches of covenant under any Lease Document,

and any steps being taken to recover or remedy them;

(iv)	details of any insolvency or similar proceedings affecting any occupational tenant of the Property or any guarantor of that occupational tenant;

(v)	details of any rent reviews with respect to any Lease Document in progress or agreed;

(vi)	details of any Lease Document which has expired or been determined or surrendered and any new letting proposed;

(vii)	copies of all material correspondence with insurance brokers handling the insurance of the Property in respect of any claim or potential claim in excess of £50,000;

(viii)	details of any actual or proposed capital expenditure with respect to the Property;

(ix)	details of any actual or required material repairs to the Property;

(x)	details of any matter which may entitle the Borrower to forfeit or irritate any Lease Document;

(xi)	details of any notice it is entitled to serve on any former tenant of any Occupational Lease under section 17(2) of the Landlord and Tenant (Covenants) Act 1995 or on any guarantor of any such former tenant under section 17(3) of that Act; and

(xii)	any other information in relation to the Property reasonably requested by the Agent.

(b)	The Borrower must notify the Agent of:

(i)	any likely occupational tenant of any part of the Property; and

(ii)	any likely buyer of any part of the Property (including terms of reference).

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19.5	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholder or its creditors generally (or any class of them) at the same time as they are dispatched;

(b)	promptly, certified copies of any valuation of the Property obtained by the Borrower;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(d)	copies of all material correspondence with insurers handling the insurance of the Property;

(e)	promptly upon becoming aware of them, the details of any material claim or potential material claim made by or on behalf of the Borrower under any insurance policy;

(f)	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request;

(g)	promptly on becoming aware of them, the details of any Environmental Claim or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law, or any event or circumstance which is reasonably likely to result in any such claim or notice which, in each case, if adversely determined would reasonably be expected to result in aggregate liabilities of or expenditure by the Borrower in respect of that Environmental Claim in excess of £1,000,000 (or its equivalent in any other currency) in aggregate;

(h)	details of any material repairs required to the Property and progress reports of any refurbishments being carried out on the Property;

(i)	any management accounts and management cashflow statements produced by or for the Borrower;

(j)	any other information that is required by a Lender's standard reporting package; and

(k)	any other information regarding:

(i)	the financial condition, business, assets or operations of the Borrower; or

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(ii)	verification of the information supplied in any Compliance Certificate,

that a Lender may reasonably require from time to time.

19.6	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor, after the date of this Agreement;

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations or which it is required to carry out in accordance with its internal policies and procedures in relation to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations or which it is required to carry out in accordance with its internal policies and procedures in relation to the transactions contemplated in the Finance Documents.

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(c)	Upon completion of any reorganisation of the Obligors as permitted under this Agreement, the Borrower shall deliver an up to date structure chart setting out the ownership of each Obligor and the Property and any indebtedness between the Obligors and their Affiliates (including any Subordinated Liabilities).

20.	FINANCIAL COVENANTS

20.1	Projected Interest Cover

The Borrower must ensure that:

(a)	Three Month Projected Interest Cover on each Interest Payment Date is greater than 375 per cent.; and

(b)	Twelve Month Projected Interest Cover on each Interest Payment Date is greater than 375 per cent.

20.2	Loan to Value

The Borrower must ensure that the Loan to Value is not, nor will it exceed, at any time 65 per cent.

20.3	Loan to Vacant Possession Value

The Borrower must ensure that the Loan to Vacant Possession Value is not, nor will it exceed, at any time 105 per cent.

20.4	Remediation

(a)	If the financial covenants in Clause 20.2 (Loan to Value) or Clause 20.3 (Loan to Vacant Possession Value) are not complied with, the Borrower may, not later than 5 Business Days of the earlier of a Borrower becoming aware of such breach and the Agent giving notice to the Borrower, by (at the Borrower's option), remedy such breach by either:

(i)	prepaying the Loans by an aggregate amount as may be determined by the Agent (acting reasonably) to ensure (following such payment) compliance with those financial covenants; or

(ii)	depositing into the Deposit Account such amount in cash as the Agent estimates would need to be prepaid to effect a cure pursuant to paragraph (a)(i) above (provided that at the time such deposit is made, the Borrower confirms in writing to the Agent that such deposit is being made pursuant to this paragraph (a)(ii)).

(b)	If the Agent (acting reasonably) determines that the covenants set out in Clauses 20.1 (Projected Interest Cover) to 20.3 (Loan to Vacant Possession Value) (inclusive) have been complied fully with for two consecutive Interest Periods (such compliance to be calculated ignoring any amount deposited in the Deposit Account in accordance with paragraph (a)(ii) above) and provided there is no other Default continuing, the Security Agent shall transfer to the appropriate Rent Account such deposited amounts (or any remaining part of such amounts).

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(c)	If the Agent (acting reasonably) determines that the covenants set out in Clauses 20.1 (Projected Interest Cover) to 20.3 (Loan to Vacant Possession Value) (inclusive) have not been fully complied with for two consecutive Interest Periods (such compliance to be calculated ignoring any amount deposited in the Deposit Account in accordance with paragraph (a)(ii) above), the Security Agent (acting on the instruction of the Majority Lenders) may, immediately apply the proceeds deposited pursuant to paragraph (a)(ii) above (or any remaining part of such amounts) in prepayment of the Loans.

(d)	The right to remedy any breach of Clause 20.2 (Loan to Value) or Clause 20.3 (Loan to Vacant Possession Value) to this Clause 20.4 may not be exercised in aggregate more than four times during the life of the Facility and may not be exercised in relation to more than two consecutive Interest Payment Dates, in each case taking into account the aggregate number of times the right to remedy is exercised under paragraph (a) and irrespective of whether the right to remedy is exercised in relation to Clause 20.2 (Loan to Value) or Clause 20.3 (Loan to Vacant Possession Value).

(e)	During any grace period in which the Borrower may remedy a breach of Clause 20.2 (Loan to Value) or Clause 20.3 (Loan to Vacant Possession Value), such breach shall constitute a Default (but not an Event of Default). At the end of any such grace period, unless the relevant breach is remedied in accordance with this clause, the breach of the relevant financial covenant shall constitute an Event of Default.

(f)	Any repayment or prepayment of Loans pursuant to this Clause 20.4 shall be subject to Clause 7.8 (Restrictions) and Clause 11.2 (Prepayment fee).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

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(i)	enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; or

(ii)	own its assets and carry on its business as it is being conducted.

21.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.3	Negative pledge

In this Clause 21.3, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	the Transaction Security;

(ii)	any lien arising by operation of law and in the ordinary course of trading;

(iii)	any Security that is released prior to the Utilisation Date.

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21.4	Disposals

(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or any part of any asset.

(b)	Paragraph (a) above does not apply to any disposal:

(i)	permitted under Clause 22.2 (Occupational Leases);

(ii)	of the Property or the shares in the Borrower in accordance with paragraph (c) below;

(iii)	of cash by way of a payment out of an Account in accordance with this Agreement;

(iv)	made in the ordinary course of trading of any asset subject to the floating charge created under a Security Agreement.

(c)	An Obligor may dispose of the Property or its shares in the Borrower if:

(i)	the Lenders have given their consent to that disposal;

(ii)	no Default is continuing or would result from that disposal;

(iii)	that disposal is on arm's length terms to an unrelated third party; and

(iv)	the Disposal Proceeds are not less than the aggregate of:

(A)	the amount set out in Clause 7.4(a)(i) (Application of mandatory prepayments); and

(B)	an amount determined by the Agent in consultation with the Hedge Counterparties to provide for:

(1)	prepayment fees payable in accordance with the terms of this Agreement;

(2)	any amount that will become due and payable under the Hedging Agreements; and

(3)	any other amount that is or will become due and payable in accordance with paragraph (b) of Clause 7.8 (Restrictions) as a result of the application of the Disposal Proceeds in prepayment of the Loans.

(d)	The Borrower must ensure that the Disposal Proceeds are immediately either:

(i)	applied in accordance with Clause 7.3 (Mandatory prepayment); or

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(ii)	(in the case of the disposal of the Property) paid into the Disposals Account for application in accordance with Clause 17.5 (Disposals Account).

21.5	Financial Indebtedness

(a)	The Borrower may not incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness repaid prior to the Utilisation Date; or

(iii)	any Subordinated Liabilities.

21.6	Lending and guarantees

(a)	The Borrower may not be the creditor in respect of any loan or any form of credit to any person.

(b)	The Borrower may not give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents or any guarantee or indemnity given in the ordinary course of the Borrower’s management and ownership of the Property provided that such guarantee or indemnity does not expose the Borrower to any liability in excess of £25,000 (in aggregate, together with any other guarantee or indemnity) or any other amount as the Parties may agree.

21.7	Merger

(a)	The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any disposal permitted pursuant to Clause 21.4 (Disposals).

21.8	Change of business

(a)	The Borrower may not carry on any business other than the ownership and management of its interests in the Property.

(b)	The Borrower may not have any Subsidiary.

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21.9	Acquisitions

The Borrower may not make any acquisition or investment other than as permitted under this Agreement.

21.10	Other agreements

The Borrower may not without the prior written consent of the Agent enter into any material agreement other than:

(a)	the Transaction Documents; and

(b)	any other agreement expressly allowed under any other term of this Agreement.

21.11	Transaction Documents

The Borrower will:

(a)	duly observe and perform all of its obligations under each of the Transaction Documents to which it is (or will be) a party in all material respects and shall manage the Property at all times in accordance with the Finance Documents;

(b)	exercise such rights as it may from time to time have under or pursuant to any of the Transaction Documents to which it is a party to procure the due performance by each other party thereto of such party's respective obligations under each such Transaction Document to the extent that it is commercially reasonable or prudent to do so;

(c)	take all reasonable steps available to it to preserve and enforce its rights and pursue any claims and remedies under each of the Transaction Documents to which it is a party;

(d)	not amend or consent to an amendment of a Transaction Document without the prior written consent of the Agent unless the amendment is purely administrative or technical in nature and would not prejudice the interests of the Finance Parties;

(e)	not rescind, cancel, terminate, frustrate, repudiate or otherwise end any Transaction Document;

(f)	not do or knowingly permit anything to be done which may make any Transaction Document void or voidable;

(g)	notify the Agent (promptly upon becoming aware of the same) of any breach by any party of its obligations or a default or the exercise of any right of rescission or termination under any Transaction Document on the part of itself or any other party, together with the Borrower’s proposals for remedying any breach or default on its part. Subject to the Agent’s approval of such proposals, the Borrower shall immediately implement them at its own expense to the satisfaction of the Agent; and

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(h)	notify the Agent promptly of any claim made or to be made under a Transaction Document and provide the Agent with reasonable details of that claim and its progress and notify the Agent as soon as practicable upon that claim being resolved.

21.12	Shares, dividends and share redemption

(a)	The Borrower shall not issue any further shares or amend any rights attaching to its issued shares.

(b)	Except as permitted under paragraph (c) below, the Borrower shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of the Company or any of the shareholders of the Company;

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(v)	make any repayment or prepayment of any Subordinated Liabilities.

(c)	Paragraph (b) above does not apply to a Permitted Payment.

21.13	VAT

(a)	The Borrower may not be a member of a value added tax group.

(b)	The Borrower shall ensure that it is at all times registered for United Kingdom VAT and that it uses all reasonable endeavours promptly to obtain such recoveries of VAT from HM Revenue & Customs (whether by way of set off or repayment) that are available to it and shall pay all recoveries of VAT into the Rent Account.

(c)	The Borrower shall not take or permit any action that will or may (i) dis-apply any option to charge VAT made by it over the Property or (ii) give rise to an adjustment under the provisions of Part XV of the Value Added Tax Regulations 1995 (SI 1995/2518).

21.14	Taxes

(a)	The Borrower must pay all Taxes due and payable by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)	payment of those Taxes is being contested in good faith;

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(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)	failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.

(b)	The Borrower must ensure that its residence for Tax purposes is in its Original Jurisdiction.

(c)	The Borrower shall:

(i)	ensure that no Tax losses belonging to it or Tax reliefs available to it are surrendered, waived or otherwise disposed of without the Agent's prior written consent; and

(ii)	other than as a result of a transaction expressly permitted under this Agreement, ensure that no latent capital gains tax or stamp duty land tax liability of the Borrower is triggered or realised, whether by reason of capital gains tax degrouping, stamp duty land tax claw back or for any other reason.

(d)	The Borrower shall obtain and maintain approval from all relevant tax authorities for Rental Income to be received without deduction or withholding on account of Tax.

(e)	The Borrower shall hold the Property as an investment for United Kingdom Tax purposes.

(f)	The Borrower must file all Tax returns, filings and notifications required to be made by the due date of such return, filing or notification (taking into account any permitted extensions).

(g)	The Borrower shall not become a FATCA FFI.

21.15	Jeopardy of assets

The Borrower shall not, without the prior written consent of the Agent do, cause, permit or suffer to be done anything which may depreciate, jeopardise or otherwise prejudice the value or marketability of any asset over which Transaction Security is, or is expressed to be, created.

21.16	Centre of main interest and establishment

For the purposes of the Regulation, the Borrower will not cause or allow its centre of main interest (as that term is used in Article 3(1) of the Regulation) to be situated other than in its Original Jurisdiction and it will not have an “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

21.17	Intellectual Property

The Borrower shall:

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(a)	promptly provide to the Agent details of any Intellectual Property that is required to conduct all or any part of its business;

(b)	preserve and maintain the subsistence and validity of the Intellectual Property necessary or material for its business;

(c)	use all reasonable endeavours to prevent any infringement in any material respect of any Intellectual Property;

(d)	promptly notify the Agent of any infringements of any Intellectual Property and take all steps as may be necessary to prevent such infringement and/or to recover damages in respect thereof;

(e)	to the extent that it is commercially prudent to do so, make registrations and pay all registration fees and taxes necessary to maintain any Intellectual Property in full force and effect and record its interest in any Intellectual Property;

(f)	not use or permit any Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil its right to use such property; and

(g)	not discontinue the use of any Intellectual Property.

21.18	Balance sheet management

(a)	The Borrower agrees that all or part of the Loan or Commitment, or any Lender's interest therein or under any Finance Document may be the subject of a Balance Sheet Management Transaction.

(b)	Subject to paragraph (c) below, the Borrower agrees to (and shall ensure that Moor Park will):

(i)	co-operate and assist any Lender and provide any information as a Lender may reasonably request in connection with any steps that Lender may wish to take to achieve a Balance Sheet Management Transaction. Such assistance to include:

(A)	making amendments to the Finance Documents and execute such intercreditor arrangements as a Finance Party, Transferee or Rating Agency may request in connection with a Balance Sheet Management Transaction and deliver to the Agent such documents as the Agent may reasonably require to ensure that such amendments or arrangements are legal, valid and enforceable obligations of the Borrower, including board minutes, constitutional documents and directors’ certificates, provided such amendments do not require any change in tenor or aggregate amount of the Loan or any other amount payable thereunder, impose any adverse change to any obligation under the Finance Documents or materially prejudice the position of the Borrower under the Finance Documents;

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(B)	providing access (at reasonable times and on reasonable notice) to the Property for the purpose of site visits by potential Lenders, Transferees, Rating Agencies or investors;

(C)	in respect of Moor Park only, participate in, or assist in the preparation of, presentations to potential Lenders, Transferees or Rating Agencies on a reasonable number of occasions;

(D)	obtaining appropriate authorisations from the Borrower's auditors, consultants, valuers and other professional advisers to release for the benefit of the Lenders, Transferees or Rating Agencies, any information addressed to the Borrower and/or the Agent in connection with this Agreement or the Property to the extent that it is commercially reasonable to do so;

(E)	in respect of the Borrower and Moor Park only, refraining making any statement, announcement or publication or doing any act or thing which would obstruct or have a material negative impact on any Balance Sheet Management Transaction in any way;

(F)	assisting the Agent and Arranger in the preparation and review of any material information which the Agent and/or the Arranger may reasonably require for the purposes of any Balance Sheet Management Transaction, including assisting in the preparation of any information memorandum and/or offering circular; and

(G)	using commercially reasonable endeavours to take such steps as a Lender, Transferee or Rating Agency may require to ensure full compliance with the listing rules of any applicable stock exchange or any other regulatory body that may become applicable as a result of any Balance Sheet Management Transaction.

(c)	To the extent Moor Park or the Borrower will incur any third party fees in complying with any request by a Lender to comply with this Clause 21.18, it shall not be obliged to comply with any such request until that Lender has agreed to reimburse the Borrower and/or Moor Park (as the case may be) for any such agreed third party fees to be reasonably incurred.

21.19	Anti-corruption law

(a)	The Borrower shall not directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	The Borrower shall (and the Borrower shall ensure that each other member of the Group will):

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(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with applicable anti-corruption laws.

21.20	Compliance with Sanctions

(a)	The Borrower shall and shall ensure that each other member of the Group shall:

(i)	comply in all respects with all applicable Sanctions;

(ii)	not, and will not permit or authorise any other person, directly or indirectly, to use, lend, make payments of, or otherwise make available, all or any part of the proceeds of the Facility:

(A)	in connection with any trade, business or other activities with or for the benefit of any Sanctioned Person; or

(B)	in any other manner that could result in any breach of any applicable Sanctions or any member of the Group being subject to any penalties or restrictive measures being imposed pursuant to Sanctions or being designated as a Sanctioned Person;

(iii)	not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person to discharge any obligation due to a Finance Party;

(iv)	to the extent permitted by law, promptly upon becoming aware of them, provide to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority; and

(v)	maintain in effect policies and procedures reasonably designed to ensure compliance by it with applicable Sanctions.

22.	PROPERTY UNDERTAKINGS

22.1	Title

(a)	The Borrower must exercise its rights and comply in all respects with any law, regulation, condition, covenant, stipulation, burden, title condition or obligation (restrictive or otherwise) to which it may be subject (whether as landlord, tenant or otherwise) or affecting or relating to the Property, in each case now or in the future.

(b)	The Borrower may not agree to any amendment, supplement, waiver, surrender or release of any covenant, stipulation, burden, title condition or obligation (restrictive or otherwise) at any time affecting the Property without the prior written consent of the Majority Lenders.

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(c)	The Borrower must promptly take all such steps as may be necessary or desirable to enable the Security created by the Security Documents to be registered, where appropriate, at the Land Registry or the Land Register of Scotland, as is applicable.

(d)	The Borrower may not enter into any onerous or restrictive obligation affecting the Property or create or permit to arise any encumbrance, overriding interest or any easement, servitude or similar right in or over the Property without the prior written consent of the Majority Lenders.

(e)	The Borrower may not permit any person to be registered as proprietor of, or to become entitled to any proprietary right or interest in, the Property.

(f)	The Borrower shall not convert, or permit the conversion of, any freehold estate of the Property to a freehold estate in commonhold land under Part 1 of the Commonhold and Leasehold Reform Act 2002

22.2	Occupational Leases

(a)	The Borrower may not without the consent of the Majority Lenders:

(i)	enter into any Agreement for Lease;

(ii)	other than under an Agreement for Lease, grant or agree to grant any new Occupational Lease;

(iii)	agree to any amendment, supplement, extension, waiver, surrender, renunciation or release in respect of any Lease Document or take any action to lead to forfeiture or irritancy in respect of any Lease Document;

(iv)	exercise any right to break, determine or extend any Lease Document;

(v)	commence any forfeiture or irritancy proceedings in respect of any Lease Document;

(vi)	grant any licence or right to use or occupy any part of the Property;

(vii)	consent to any sublease, assignment or assignation of any tenant's interest under any Lease Document;

(viii)	agree to any change of use under any Lease Document; or

(ix)	serve any notice on any former tenant under any Lease Document (or on any guarantor of that former tenant) which would entitle it to a new lease or tenancy.

(b)	The Borrower must:

(i)	diligently collect or procure to be collected all Rental Income;

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(ii)	exercise its rights and comply with its obligations under each Lease Document; and

(iii)	use its reasonable endeavours to ensure that the tenant complies with its obligations under each Lease Document,

in a proper and timely manner.

(c)	Any Lease Prepayment Proceeds must be paid into the Deposit Account for application in accordance with Clause 17.4 (Deposit Account).

(d)	The Borrower must supply to the Agent each Lease Document, each amendment, supplement or extension to a Lease Document and each document recording any rent review in respect of a Lease Document promptly upon entering into the same.

(e)	The Borrower must use their reasonable endeavours to find tenants for any vacant lettable space in the Property with a view to granting a Lease Document with respect to that space.

(f)	The Borrower may not grant or agree to grant any Lease Document without including in the alienation covenant/clause or irritancy clause (as applicable) a provision for the proposed assignor on any assignment or assignation to guarantee the obligations of the proposed assignee until that assignee is released as tenant under the terms of the Landlord and Tenant (Covenants) Act 1995, or otherwise when that assignee is released as a tenant in the case of the Property, howsoever that may be.

22.3	Maintenance

The Borrower must ensure that all buildings, plant, machinery, fixtures and fittings on the Property are in, and maintained in:

(a)	good and substantial repair and condition and, as appropriate, in good working order in accordance with good estate management; and

(b)	such repair, condition and order as to enable them to be let in accordance with all applicable laws and regulations; for this purpose, a law or regulation will be regarded as applicable if it is either:

(i)	in force; or

(ii)	it is expected to come into force and a prudent property owner in the same business as the Borrower would ensure that its buildings, plant, machinery, fixtures and fittings were in such condition, repair and order in anticipation of that law or regulation coming into force.

22.4	Development

(a)	The Borrower may not:

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(i)	make or allow to be made any application for planning permission in respect of any part of the Property; or

(ii)	carry out, or allow to be carried out, any demolition, construction, structural alterations or additions, development or other similar operations in respect of any part of the Property.

(b)	Paragraph (a) above shall not apply to:

(i)	matters which the occupational tenant is permitted to carry out under the Lease Documents;

(ii)	the maintenance of the buildings, plant, machinery, fixtures and fittings in accordance with the Transaction Documents; or

(iii)	the carrying out of non-structural improvements or alterations which affect only the interior of any building on the Property.

(c)	The Borrower must comply in all respects with all planning laws, permissions, agreements and conditions to which the Property may be subject.

22.5	Notices

(a)	The Borrower must, within 14 days after the receipt by the Borrower of any application, requirement, order or notice served or given by any public or local or any other authority or any landlord with respect to the Property (or any part of it):

(i)	deliver a copy to the Security Agent; and

(ii)	inform the Security Agent of the steps taken or proposed to be taken to comply with the relevant requirement, order or notice.

(b)	The Borrower shall comply with any such notice or order.

(c)	The Borrower shall, if reasonably requested by the Agent but at the Borrower's own cost, make or join with the Finance Parties in making such objections or representations against or in respect of any such notice or order as the Agent (acting reasonably) shall deem expedient.

22.6	Investigation of title

The Borrower must grant the Security Agent or its lawyers on request all facilities within the power of the Borrower to enable the Security Agent or its lawyers to:

(a)	carry out investigations of title to the Property; and

(b)	make such enquiries in relation to any part of the Property as a prudent mortgagee might carry out.

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22.7	Power to remedy

(a)	If the Borrower fails to perform any obligations under the Finance Documents affecting the Property, subject to the terms of any Occupational Leases, the Borrower must allow the Security Agent or its agents and contractors:

(i)	to enter any part of the Property;

(ii)	to comply with or object to any notice served on the Borrower in respect of the Property; and

(iii)	to take any action that the Security Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

(b)	The Borrower must immediately on request by the Security Agent pay the costs and expenses of the Security Agent or its agents and contractors properly incurred in connection with any action taken by it under this Clause.

(c)	No Finance Party shall be obliged to account as mortgagee in possession as a result of any action taken under this Clause.

22.8	Rents, charges and Taxes

The Borrower shall punctually pay or cause to be paid and indemnify the Agent within three Business Days of demand against all existing and future rents, Taxes, fees, renewal fees, charges, rates, assessments, impositions and outgoings whatsoever (including any of a wholly novel nature) which are payable in respect of the Property.

22.9	Managing Agents

(a)	The Borrower may not:

(i)	appoint any Managing Agent;

(ii)	amend, supplement, extend or waive the terms of appointment of any Managing Agent; or

(iii)	terminate the appointment of any Managing Agent,

without the prior consent of, and on terms approved by, the Agent.

(b)	The Borrower must ensure that each Managing Agent of the Property:

(i)	enters into a Duty of Care Agreement with the Security Agent in form and substance satisfactory to the Agent;

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(ii)	acknowledges to the Security Agent that it has notice of the Security created by the Finance Documents; and

(iii)	agrees to pay all Net Rental Income received by it into the Rent Account without any withholding, set-off or counterclaim.

(c)	If a Managing Agent is in default of its obligations under its management agreement and, as a result, the Borrower is entitled to terminate that management agreement, then, if the Agent so requires, the Borrower must promptly use all reasonable endeavours to:

(i)	terminate the management agreement; and

(ii)	appoint a new Managing Agent in accordance with this Clause 22.9.

22.10	Insurances

(a)	The Borrower must ensure that at all times Insurances are maintained in full force and effect, which:

(i)	insure the Borrower in respect of its interests in the Property and the plant and machinery on the Property (including fixtures and improvements) for their full replacement value (being the total cost of entirely rebuilding, reinstating or replacing the relevant asset if it is completely destroyed, together with all related fees and demolition costs) and to:

(A)	provide cover against loss or damage by fire, storm, tempest, flood, earthquake, lightning, explosion, impact, aircraft and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes;

(B)	provide cover for site clearance, shoring or propping up, professional fees and value added tax together with adequate allowance for inflation;

(C)	provide cover against acts of terrorism, including any third party liability arising from such acts;

(D)	provide cover for loss of rent (in respect of a period of not less than three years or, if longer, the minimum period required under the Lease Documents) including provision for any increases in rent during the period of insurance;

(ii)	include property owners' public liability and third party liability insurance;

(iii)	insure such other risks as a prudent company in the same business as the Borrower would insure; and

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(iv)	in each case are in an amount, and in form, and with an insurance company or underwriters, acceptable at all times to the Agent.

(b)	The Borrower must procure that the Security Agent (as agent and trustee for the Finance Parties) is named as co-insured under each of the Insurances (other than public liability and third party liability insurances) but without liability on the part of the Security Agent or any other Finance Party for any premium in relation to those Insurances.

(c)	The Borrower must procure that the Insurances comply with the following requirements:

(i)	each of the Insurances must contain:

(A)	a non-invalidation and non-vitiation clause under which the Insurances will not be vitiated or avoided as against any insured party as a result of any circumstances beyond the control of that insured party or any misrepresentation, non-disclosure, or breach of any policy term or condition, on the part of any other insured party or any agent of any insured party;

(B)	a waiver of the rights of subrogation of the insurer as against the Borrower, the Finance Parties and the tenant of the Property; and

(C)	a loss payee clause in such terms as the Security Agent may reasonably require in respect of insurance claim payments otherwise payable to the Borrower;

(ii)	the insurers must give at least 30 days' notice to the Security Agent if any insurer proposes to repudiate, rescind or cancel any Insurance, to treat it as avoided in whole or in part, to treat it as expired due to non-payment of premium or decline a claim which would otherwise be paid except for the act or failure to act on the part of or on behalf of any insured party and must give the opportunity to rectify any such non-payment of premium within the notice period;

(iii)	the Borrower must be free to assign all amounts payable to it under each of its Insurances and all its rights in connection with those amounts in favour of the Security Agent; and

(iv)	be with an insurance company or underwriters which satisfies the relevant Rating Criteria and is otherwise acceptable to the Agent.

(d)	The Borrower must use all reasonable endeavours to ensure that the Agent receives copies of the Insurances, receipts for the payment of premiums for insurance and any information in connection with the insurances and claims under them which the Agent may reasonably require.

(e)	The Borrower must promptly notify the Agent of:

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(i)	the proposed terms of any future renewal of any of the Insurances;

(ii)	any amendment, supplement, extension, termination, avoidance or cancellation of any of the Insurances made or, to its knowledge, threatened or pending;

(iii)	any claim, and any actual or threatened refusal of any claim, under any of the Insurances if the aggregate amount of such claim is or is likely to be greater than £50,000; and

(iv)	any event or circumstance which has led or may lead to a breach by the Borrower of any term of this Clause.

(f)	The Borrower must:

(i)	comply with the terms of the Insurances;

(ii)	not do or permit anything to be done which may make void or voidable any of the Insurances; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.

(g)	The Borrower must ensure that:

(i)	each premium for the Insurances is paid promptly and in any event prior to the commencement of the period of insurance for which that premium is payable; and

(ii)	all other things necessary are done so as to keep each of the Insurances in force.

(h)	If the Borrower fails to comply with any term of this Clause 22.10, the Agent may, at the expense of the Borrower effect any insurance and generally do such things and take such other action as the Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this Clause 22.10.

(i)	(i)	Except as provided below, the proceeds of any Insurances must, if the Agent so requires, be paid into the Deposit Account for application in accordance with Clause 17.4 (Deposit Account).

(ii)	To the extent required by the basis of settlement under any Insurances or under any Lease Document, the Borrower must apply moneys received under any Insurances in respect of the Property towards replacing, restoring or reinstating the Property.

(iii)	The proceeds of any loss of rent insurance will be treated as Rental Income and applied in such manner as the Agent (acting reasonably) requires to have effect as if it were Rental Income received over the period of the loss of rent. All such proceeds received in respect of loss of rent insurance must be paid into the Rent Account.

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(iv)	Moneys received under liability policies held by the Borrower which are required by the Borrower to satisfy established liabilities of the Borrower to third parties must be used to satisfy these liabilities.

22.11	Environmental matters

(a)	The Borrower must:

(i)	comply and ensure that any relevant third party complies with all Environmental Law;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits applicable to it or to the Property; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to it or the Property,

where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any liability for a Finance Party.

(b)	The Borrower must, promptly upon becoming aware, notify the Agent of:

(i)	any Environmental Claim started, or to its knowledge, threatened;

(ii)	any circumstances reasonably likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or notification of any Environmental Permit.

(c)	The Borrower must indemnify each Finance Party against any loss or liability which:

(i)	that Finance Party incurs as a result of any actual or alleged breach of any Environmental Law by any person; and

(ii)	would not have arisen if a Finance Document had not been entered into,

unless it is caused by that Finance Party's gross negligence or wilful misconduct.

(d)	The Borrower must ensure that at all times a Energy Performance Certificate has been issued and remains valid in respect of the Property has been issued that certifies that the Property has been assessed to be in band E or higher.

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22.12	Access

The Borrower shall permit any person appointed by the Agent, at reasonable times, upon reasonable notice and subject to the terms of any relevant occupational leases, to enter upon and inspect the state of the Property, without the Agent becoming liable to account as mortgagee in possession.

22.13	Compulsory acquisition

The Borrower shall not, without the Agent's prior written consent, consent to, or enter into any negotiations with any competent authority with regard to, the compulsory acquisition of the Property. If so requested by the Agent, the Borrower shall permit the Agent or its representatives to conduct such negotiations or give such consent on the Borrower’s behalf.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.18 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused solely by administrative or technical error or by a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

23.2	Financial covenants

Subject to Clause 20.4 (Remediation), any requirement of Clause 20 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	The Borrower does not comply with any term of:

(i)	Clause 19.6 (Notification of default);

(ii)	Clause 21 (General undertakings) (other than Clause 21.1 (Authorisations), Clause 21.6(a) (Lending and guarantees), Clause 21.10 (Other agreements), Clause 21.11 (Transaction Documents), Clause 21.13 (VAT), Clause 21.14 (Taxes), Clause 21.15 (Jeopardy of assets) and Clause 21.17 (Intellectual Property)) ; or

(iii)	Clause 22.2 (Occupational Leases) or Clause 22.10 (Insurances).

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(b)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment), Clause 23.2 (Financial covenants) and paragraph (a) above).

(c)	No Event of Default under paragraph (b) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of:

(i)	the Agent giving notice to the Borrower; and

(ii)	any Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of Agent giving notice to the Borrower or the Borrower becoming aware of such failure to comply.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default shall occur under this Clause 23.5 in relation to Financial Indebtedness or any commitment for Financial Indebtedness of any member of the Group (other than any Obligor) if the aggregate amount of such Financial Indebtedness and commitment for Financial Indebtedness of the Group (other than any Obligor) falling within paragraphs (a) to (d) (inclusive) is less than US$200,000,000 (or its equivalent in any other currency).

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23.6	Insolvency

(a)	Any member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	(in respect of an Obligor) it suspends or threatens to suspend making payments on any of its debts and (in respect of any other member of the Group) it suspends or threatens to suspend making payments of its debts generally; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments (or, in the case of any member of the Group which is not an Obligor, suspension of payments generally), a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignation, assignment or arrangement with any creditor of any Obligor or the creditors in general of any other member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of their respective assets;

(iv)	there occurs, in relation to any Obligor under Luxembourg law, any corporate action, legal proceedings or other procedure or step in relation to:

(A)	bankruptcy (faillite) within the meaning of Article 437 ff. of the Commercial Code or any other insolvency proceedings pursuant to EC Regulation 1346/2000;

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(B)	a controlled management (gestion contrôlée) with the meaning of the grand ducal regulation of May 24, 1935 on controlled management;

(C)	a voluntary arrangement with its creditors (concordat préventif de faillite) with the meaning of the law of April 14, 1866 on arrangements to prevent insolvency, as amended;

(D)	a suspension of payment (sursis de paiement) within the meaning of Article 593 ff. of the Commercial Code;

(E)	judicial or voluntary liquidation (liquidation judiciaire ou voluntaire);

(F)	fraudulent conveyance (action paulienne);

(G)	general settlement with creditors, reorganisation or similar proceedings affecting the rights of creditors generally;

(H)	the appointment of a liquidator to proceed to its dissolution or liquidation;

(I)	an administrative or enforceable seizure; or

(v)	enforcement of any Security over any assets of any Obligor or any other member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

(c)	Paragraph (a)(iii) shall not apply in relation to the appointment of any officer in respect of assets of any member of the Group (other than any Obligor) if the aggregate value of such assets is less than US$200,000,000.

(d)	Paragraph (a)(v) shall not apply in relation to the enforcement of Security over assets of any member of the Group (other than any Obligor) if the aggregate value of such assets is less than US$200,000,000.

23.8	Creditors' process

(a)	Any expropriation, attachment, sequestration, distress, diligence, inhibition or execution or any analogous process in any jurisdiction affects any asset or assets of any member of the Group and is not discharged within 14 days.

(b)	No Event of Default under paragraph (a) shall occur if the relevant process is in respect of asset or assets of any member of the Group (other than any Obligor) if the aggregate value of those assets is less than US$200,000,000.

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23.9	Cessation of business

An Obligor suspends or ceases, to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of any disposal allowed under this Agreement.

23.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under the Subordination Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.11	Expropriation

The authority or ability of any Obligor to conduct its business is materially limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets such that it has or will have a Material Adverse Effect.

23.12	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

23.13	Compulsory purchase

(a)	Any part of the Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of the Property; and

(b)	in the opinion of the Majority Lenders, taking into account the amount and timing of any compensation payable, the compulsory purchase has or will have a Material Adverse Effect.

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23.14	Major damage

(a)	Any part of the Property is destroyed or damaged; and

(b)	in the opinion of the Majority Lenders, taking into account the amount and timing of receipt of the proceeds of insurance effected in accordance with the terms of this Agreement, the destruction or damage has or will have a Material Adverse Effect.

23.15	Proceedings pending or threatened

Litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, would constitute a Material Adverse Effect have been started or formally threatened which affects or involves an Obligor and the Borrower have not demonstrated to the reasonable satisfaction of the Agent that the relevant Obligor, as applicable, has the funds necessary to meet the claim assuming it is adversely determined.

23.16	Auditor's Qualification

If at any time the Borrower’s accounts are audited the auditors of the Borrower qualify the audited annual financial statements of the Borrower in a manner which is, in the reasonable opinion of the Majority Lenders, materially adverse in the context of the Finance Documents.

23.17	Material adverse change

Any event or circumstance occurs which, in the opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

23.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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SECTION 9
CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS AND HEDGE COUNTERPARTIES

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to any other person other than an individual (the "New Lender").

24.2	Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was the Original Lender; and

(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply:

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(iii)	in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility; or

(iv)	in relation to Clause 12.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 12.2 (Tax gross-up) if the Borrower has not made a Borrower DTTP Filing in respect of that Treaty Lender.

(d)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,500.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 24.10 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

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(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been the Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

24.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 24.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by the Borrower and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not without the consent of the relevant Borrower or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

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24.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8	Additional Hedge Counterparties

(a)	The Borrower or a Lender may request that a person becomes an Additional Hedge Counterparty, with the prior approval of the Agent and (in the case of a request by a Lender) the Borrower, by delivering to the Agent a duly executed Hedge Counterparty Accession Letter.

(b)	The relevant person will become an Additional Hedge Counterparty if and when the Agent enters into the relevant Hedge Counterparty Accession Letter but not otherwise.

(c)	If any person other than Lloyds Bank PLC or an Affiliate of Lloyds Bank PLC becomes an Additional Hedge Counterparty, such person shall become an Additional Hedge Counterparty such terms (and the obligations owed to such person shall rank) as the Agent may require, including (without limitation) that such Additional Hedge Counterparty shall not be a Secured Party and that such Additional Hedge Counterparty and the Borrower shall grant Security over any new Hedging Agreements and any related ISDA Credit Support Annex in favour of the Security Agent in form and substance satisfactory to the Agent.

24.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

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24.10	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 24 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

24.11	Prohibition on debt purchase transactions

(a)	The Borrower shall not (and the Borrower shall procure that no Restricted Affiliate shall), enter into any Debt Purchase Transaction or beneficially own or control all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction.

(b)	Without prejudice to paragraph (a) above and without limiting the Finance Parties' rights in respect of any breach of paragraph (a) above, if the Borrower (or any Restricted Affiliate) enters into a Debt Purchase Transaction, for so long as the Borrower or any Restricted Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement has not been terminated:

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(i)	in ascertaining the Lenders or whether any given percentage (including for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for consent, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero;

(ii)	for the purpose of Clause 36 (Amendments and waivers), the Borrower or any such person with whom it has entered into such sub-participations, other agreement or arrangement shall be deemed not to be a Lender; and

(iii)	the Borrower and Restricted Affiliate that is a Lender agrees that:

(A)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(B)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

(c)	Any Restricted Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall, as soon as reasonably practicable, disclose such information to the Lenders.

24.12	Assignment of Luxembourg Security

In the case of a novation by an Existing Lender or any Finance Party to one or several New Lender(s) of all or any part of its rights and obligations under any of the Finance Documents, the Existing Lender, the Borrower and each Obligor hereby agree, that in such event, to the extent required under applicable law, the Existing Lender shall reserve all of its rights under the Luxembourg Security Documents as expressly permitted under article 1278 et seq. of the Luxembourg civil code, so that the security constituted by such Luxembourg Security Document shall automatically, and without any formality, benefit any such New Lender.

25.	CHANGES TO THE Borrower

25.1	Assignments and transfer by Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Release of security

(a)	If the Borrower has ceased to be a Borrower in a manner allowed by this Agreement and has no further rights or obligations under the Finance Documents, any security created by that Borrower over its assets under the Security Documents will be released.

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(b)	If a disposal of any asset subject to security created by a Security Document is made in the following circumstances:

(i)	the disposal is permitted by the terms of this Agreement;

(ii)	all the Lenders agree to the disposal;

(iii)	the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

the Security Agent may release the asset(s) being disposed of (and, in the case of a disposal of shares in the Borrower, all the assets of the Borrower) from any security over those assets created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(c)	If the Security Agent is satisfied that a release is allowed under this Clause 25.2, (at the request and expense of the Borrower) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

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SECTION 10
THE FINANCE PARTIES

26.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGER AND THE REFERENCE BANKS

26.1	The Agent and the Security Agent

(a)	Each of the Arranger, the Lenders and the Hedge Counterparties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

(c)	Each of the Finance Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions (which includes for the purposes of the entirety of this Clause 26 the making of calculations and determinations) specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

26.3	Instructions

(a)	Each of the Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

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(b)	Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Agent's or Security Agent's own position in its personal capacity as opposed to its role of Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including Clause 26.6 (No fiduciary duties) to Clause 26.11 (Exclusion of liability), Clause 26.14 (Confidentiality) to Clause 26.23 (Custodians and nominees) and Clause 26.26 (Acceptance of title) to Clause 26.29 (Disapplication of Trustee Acts);

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(A)	Clause 27.1 (Order of application);

(B)	Clause 27.2 (Prospective liabilities); and

(C)	Clause 27.5 (Permitted Deductions).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Agent's or (as applicable) the Security Agent's opinion) have an effect equivalent to an amendment or waiver referred to in Clause 36 (Amendments and waivers), the Agent or (as applicable) Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Agent or Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

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(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Agent or Security Agent shall do so having regard to the interests of (in the case of the Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.

(g)	The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 26.3 (Instructions), in the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(i)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

26.4	Duties of the Agent and Security Agent

(a)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

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(f)	If the Agent is aware of the non-payment of any principal, interest or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall provide to the Borrower, within 10 Business Days of a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

26.5	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Agent or the Arranger as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Obligor.

(b)	None of the Agent, the Security Agent or the Arranger shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

26.7	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any of their respective Affiliates.

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26.8	Rights and discretions

(a)	Each of the Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Finance Parties or Secured Parties) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Agent or Security Agent (as applicable), in its reasonable opinion deems this to be desirable.

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(e)	Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's or the Security Agent's (as applicable gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 10.3 (Market disruption).

(j)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.9	Responsibility for documentation

None of the Agent, the Security Agent or the Arranger, is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the Property Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.10	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate), none of the Agent, the Security Agent nor any Receiver or Delegate will be liable (including for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

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(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate, in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate may rely on this Clause 26.11 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

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on behalf of any Finance Party and each Finance Party confirms to the Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

26.12	Lenders' indemnity to the Agent and Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Agent's, Security Agent's Receiver's or Delegate's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.10 (Disruption to Payment Systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver, Delegate or attorney of any of the Obligors under the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

26.13	Resignation of the Agent and the Security Agent

(a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

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(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the other Finance Parties and the Borrower) may appoint a successor Agent or Security Agent (as applicable).

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (as applicable) (after consultation with the other Finance Parties and Borrower) may appoint a successor Agent or Security Agent (as applicable) (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent (as applicable) shall make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent or Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Security Property to that successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 26.27 (Winding up of trust) and (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent) and this Clause 26 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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(h)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent or Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Agent or Security Agent (as applicable) shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrower.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.8 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

26.14	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

(c)	Notwithstanding and other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

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26.15	Relationship with the other Finance Parties

(a)	Subject to Clause 24.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender or Hedge Counterparty at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office or, as the case may be, Hedge Counterparty:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender or Hedge Counterparty to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender or Hedge Counterparty may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or Hedge Counterparty under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(ii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or Hedge Counterparty.

(c)	Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

26.16	Credit appraisal by the Lenders and Hedge Counterparties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Hedge Counterparty confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

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(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)	the adequacy, accuracy or completeness of the Property Reports and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

26.17	Reference Banks

The Agent shall (if so instructed by the Majority Lenders and in consultation with the Borrower) replace a Reference Bank with another bank or financial institution.

26.18	Agent's and Security Agent's management time

(a)	Any amount payable to the Agent or Security Agent under Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent), Clause 16 (Costs and expenses), and Clause 26.12 (Lenders' indemnity to the Agent and Security Agent) shall include the cost of utilising the management time or other resources of the Agent or Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent, or Security Agent may notify to the Borrower and the other Finance Parties, and is in addition to any fee paid or payable to the Agent or Security Agent under Clause 11 (Fees).

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

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the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

26.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.20	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger, the Agent and the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger, the Agent or the Security Agent) the terms of any reliance letter or engagement letters relating to the Property Reports or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Property Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.21	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Security Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

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(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

26.22	Insurance by Security Agent and the Agent

(a)	The Security Agent, the Agent and any Servicer shall not be obliged:

(i)	to insure any of the Security Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Agent, the Security Agent and any Servicer shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent or the Agent or any Servicer is named on any insurance policy as an insured party, none of them shall be liable for any damages, costs or losses to any person as a result of failure by any of them to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request that person to do so in writing and the Security Agent or the Agent or the Servicer, as the case may be, fails to do so within fourteen days after receipt of that request.

26.23	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

26.24	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

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(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

(d)	The Security Agent shall not be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any person appointed to act pursuant to paragraph (a) above.

26.25	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

26.26	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Security Assets and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

26.27	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and

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(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 26.13 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

26.28	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

26.29	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.30	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 26.30 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

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26.31	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 26.30 (Role of Reference Banks), Clause 36.3 (Other exceptions) and Clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

26.32	Servicers

(a)	The Borrower agrees that each Lender is entitled, from time to time, to appoint a Servicer to act as the representative of that Lender in connection with the Loan and/or the Finance Documents.

(b)	Each Lender agrees to notify the Borrower of the name and contact details of each Servicer appointed by it, and any subsequent change in those details.

(c)	The relevant Lender agrees to notify the Borrower:

(i)	if its Servicer has the right to delegate or sub-contract its authority to act as that Lender's representative under the Finance Documents; and

(ii)	of any limitation on the authority of its Servicer in connection with the Finance Documents.

(d)	The Borrower acknowledges that each Servicer has the authority to act as the relevant Lender's representative under the Finance Documents, subject to any limitations notified to the Borrower and the Borrower agrees that, until the Borrower is notified otherwise by the relevant Lender, the Borrower will act as instructed or requested by the Servicer as if the Servicer were the relevant Lender.

27.	APPLICATION OF PROCEEDS

27.1	Order of application

Subject to Clause 27.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 27, the "Recoveries") shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 27, in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate or any Servicer;

(b)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement; and

(c)	in payment to the Agent for application in accordance with Clause 30.5 (Partial payments).

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27.2	Prospective liabilities

Following acceleration in accordance with Clause 23.18 (Acceleration) the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 27.1 (Order of Application) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

27.3	Investment of proceeds

Prior to the application of the proceeds of the Recoveries in accordance with Clause 27.1 (Order of Application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent's discretion in accordance with the provisions of this Clause 27.3.

27.4	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

27.5	Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

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27.6	Good Discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

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29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11
ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.

30.3	Distributions to a Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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(c)	If the Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent, any Servicer, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest on any Property Protection Loans due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal of Property Protection Loans due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of:

(A)	any accrued interest and fees due but unpaid under this Agreement; and

(B)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid under the Hedging Agreements;

(v)	fifthly, in or towards payment pro rata of:

(A)	any principal due but unpaid under this Agreement; and

(B)	any payments as a result of termination or closing out due but unpaid under the Hedging Agreements; and

(vi)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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(b)	The Agent shall, if so directed by all the Lenders and the Hedge Counterparties, vary the order set out in paragraphs (a)(ii) to (vi) above. Any such variation may include the re-ordering of obligations set out in any such paragraph.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Borrower

(a)	All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)	Paragraph (a) above shall not affect the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

30.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, sterling is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

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(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

30.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Address:	c/o Moor Park Capital Partners LLP

37 - 38 Margaret Street

London W1G 0JF

Fax:	+44 (0)20 3011 1573

Attention:	Graydon Butler

(b)	in the case of each Lender and each Hedge Counterparty, that identified with their respective names below or otherwise notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Arranger, Agent and the Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

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(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Borrower.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including without limitation by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

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(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.5.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

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34.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (All Lender matters) and Clause 36.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 26.8 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	The Borrower agrees to any such amendment or waiver permitted by this Clause 36 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Borrower.

36.2	All Lender matters

Subject to Clause 36.4 (Replacement of Screen Rate) an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of a Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

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(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;

(f)	a change to the Borrower other than in accordance with Clause 25 (Changes to the Borrower);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.3 (Finance Parties' rights and obligations), Clause 7.3 (Mandatory prepayment), Clause 7.4 (Application of mandatory prepayments), Clause 24 (Changes to the Lenders and Hedge Counterparties), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 40 (Governing law) or Clause 41.1 (Jurisdiction);

(i)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the Security Assets; or

(ii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(j)	the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders (other than, following the transfer of any of the Original Lender’s Commitments and participations in the Loan to another entity in connection with a Securitisation and for so long as such transferred Commitments and/or participations remain outstanding, the Original Lender).

36.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or the Arranger, as the case may be.

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(b)	An amendment or waiver which relates to the rights or obligations of a Hedge Counterparty (in its capacity as such) may not be effected without the consent of that Hedge Counterparty.

(c)	Notwithstanding any other provision of any Finance Document, the terms of the Facility will not be amended such that different terms or conditions apply to different participations or interests in the Facility and all participations in the Facility will at all times have the same terms and conditions. Any amendment, waiver or other consent which is granted by one or more Lenders constituting the Majority Lenders, all Lenders or other relevant group of Lenders in respect of or in connection with the Facility will be deemed to apply to the whole of the Facility (notwithstanding the terms of such amendment, waiver or other consent) so that if the terms of part only of the Facility are amended or waived or otherwise affected by a decision of one or more Lenders constituting the Majority Lenders, all Lenders or other relevant group of Lenders, a corresponding amendment, waiver or decision will be deemed to apply to the entirety of the Facility. In case of a split, re-designation or replacement of part of the Facility (or a mechanic having a similar result), this provision will also apply to such split, re-designated or replacement Facility/ies as if references to the Facility and the parts of the Facility were references to such split, re-designated or replacement Facility/ies. Any amendment, waiver or other consent which relates to, or has the effect of changing, this paragraph may not be made without the consent of the Original Lender.

36.4	Replacement of Screen Rate

(a)	Subject to Clause 36.3 (Other exceptions), if the Screen Rate is not available for sterling, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to sterling in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that benchmark rate) may be made with the consent of the Majority Lenders and the Borrower.

(b)	If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 15 Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made:

(i)	its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.	CONFIDENTIALITY

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

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37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners (including limited partners) and Representatives (including any Servicer) and any person who invests in or otherwise finances (or may potentially invest in or otherwise finance or is otherwise subject of a call for capital), directly or indirectly, a Finance Party or any of the foregoing, such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and any of its or their officers, directors, employees, professional advisers, auditors and partners;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and any of its or their officers, directors, employees, professional advisers, auditors and partners;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including any person appointed under paragraph (c) of Clause 26.15 (Relationship with the other Finance Parties);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above and their professional and financial advisors;

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(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom information is disclosed in accordance with Clause 37.3 (Disclosure to numbering service providers);

(viii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.9 (Security over Lenders' rights) and any agent or professional and financial adviser to that person;

(ix)	who is an investor or potential investor in, or any other person (and in each case their respective financial and professional advisors) for the purposes of, any Balance Sheet Management Transaction of that Finance Party's rights or obligations under the Finance Document or any Rating Agency in relation to the same (and such information may be included in any offering circular or other information or materials prepared for the primary purposes of disclosure to any such person or for the purpose of a Balance Sheet Management Transaction);

(x)	who is an agent or trustee of that Finance Party or in respect of a Balance Sheet Management Transactions and any agent of or professional and financial advisor to, that person;

(xi)	who is a Party, any Obligor or any related entity of an Obligor;

(xii)	with the consent of the Borrower;

(xiii)	who has provided insurance relating to the Borrower or the Property and any insurance broker that has provided services in relation to such insurance,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information or if the information is required to be included in a public document in order to achieve a Balance Sheet Management Transaction;

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(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information, except that there shall be no requirement for a Confidentiality Undertaking if the information is required to be included in a public document in order to achieve a Balance Sheet Management Transaction;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any regulator with jurisdiction over that Finance Party or any Affiliate or Related Fund of that Finance Party such Confidential Information if and to the extent that it is requested by such regulator;

(e)	to any person if the Confidential Information comes into the public domain (other than as a breach of this Clause 37 (Confidentiality);

(f)	to any Rating Agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents, any Balance Management Transaction and/or the Obligors if the Rating Agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(g)	to any person appointed to provide any service to any issuer in connection with any Securitisation, such Confidential Information as that Finance Party shall consider appropriate in connection with any Securitisation.

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37.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 40 (Governing law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (a)(xiv) above is, nor will be at any time, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Finance Parties of:

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(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

37.4	Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.7	Continuing obligations

The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

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38.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

38.1	Confidentiality and disclosure

(a)	The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.5 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Borrower, as the case may be, it is not practicable to do so in the circumstances;

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(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Agent's obligations in this Clause 38 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

38.2	Related obligations

(a)	The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 37.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 38.

38.3	No Event of Default

No Event of Default will occur under Clause 23.3 (Other obligations) by reason only of the Borrower's failure to comply with this Clause 38.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12
GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(i)	irrevocably appoints Moor Park as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SIGNATURES

THE BORROWER

HC GLASGOW S.À R.L.

By:	/s/ Yves Cheret

Manager

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THE ARRANGER

LLOYDS BANK PLC

By:	/s/ Klaus Betz-Vais

Address:	Lloyds Bank plc

1st Floor

10 Gresham Street

London EC2V 7AE

Attention:	Klaus Betz-Vais

Email:	klaus.betz-vais@lloydsbanking.com

THE AGENT

LLOYDS BANK PLC

By:	/s/ Klaus Betz-Vais

Address:	Lloyds Bank plc

1st Floor

10 Gresham Street

London EC2V 7AE

Attention:	Klaus Betz-Vais

Email:	klaus.betz-vais@lloydsbanking.com

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THE SECURITY AGENT

LLOYDS BANK PLC

By:	/s/ Klaus Betz-Vais

Address:	Lloyds Bank plc

1st Floor

10 Gresham Street

London EC2V 7AE

Attention:	Klaus Betz-Vais

Email:	klaus.betz-vais@lloydsbanking.com

THE ORIGINAL LENDER

LLOYDS BANK PLC

By:	/s/ Klaus Betz-Vais

Address:	Lloyds Bank plc

1st Floor

10 Gresham Street

London EC2V 7AE

Attention:	Klaus Betz-Vais

Email:	klaus.betz-vais@lloydsbanking.com

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THE ORIGINAL HEDGE COUNTERPARTY

LLOYDS BANK PLC

By:	/s/ Klaus Betz-Vais

Address:	Lloyds Bank plc

1st Floor

10 Gresham Street

London EC2V 7AE

Attention:	Klaus Betz-Vais

Email:	klaus.betz-vais@lloydsbanking.com

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